                                                                   EXHIBIT 10(Y)

                                                          EXECUTION COPY

===============================================================================






                          AMENDED AND RESTATED


                      AGREEMENT AND PLAN OF MERGER


                              by and among


                        CERTAINTEED CORPORATION,


                           BI EXPANSION CORP.

                                   and


                            BIRD CORPORATION




                        Dated as of April 8, 1996







===============================================================================

                            TABLE OF CONTENTS


                                                                      Page
                                                                      ----
                                ARTICLE I

                      The Offer and the Merger
                      ------------------------

SECTION 1.01.  The Offer.............................................  1
SECTION 1.02.  Company Actions.......................................  3
SECTION 1.03.  Surviving Corporation.................................  5
SECTION 1.04.  Articles of Organization..............................  5
SECTION 1.05.  By-Laws...............................................  5
SECTION 1.06.  Directors.............................................  5
SECTION 1.07.  Officers..............................................  5
SECTION 1.08.  Effective Date........................................  5
SECTION 1.09.  Additional Actions....................................  6
SECTION 1.10.  Company Common Stock, Preferred Stock and Preference
                 Stock...............................................  6
SECTION 1.11.  Conversion of Acquisition Sub Common Stock............  7
SECTION 1.12.  Dissenting Shares.....................................  7
SECTION 1.13.  Surrender of Shares...................................  8
SECTION 1.14.  Certain Benefit Plans.................................  9


                               ARTICLE II

            Representations and Warranties of the Company
            ---------------------------------------------

SECTION 2.01.  Corporate Organization................................ 10
SECTION 2.02.  Capitalization of the Company......................... 11
SECTION 2.03.  Subsidiaries.......................................... 12
SECTION 2.04.  Authorization......................................... 12
SECTION 2.05.  Absence of Conflicts; Consents........................ 13
SECTION 2.06.  Compliance with Laws.................................. 14
SECTION 2.07.  Financial Statements.................................. 15
SECTION 2.08.  Absence of Material Changes........................... 16
SECTION 2.09.  Litigation............................................ 16
SECTION 2.10.  Patents and Trademarks................................ 16
SECTION 2.11.  Material Contracts; Permits........................... 17
SECTION 2.12.  Title to Properties and Related Matters............... 19
SECTION 2.13.  Taxes................................................. 20
SECTION 2.14.  Labor Agreements...................................... 23
SECTION 2.15.  Benefit Plans......................................... 23
SECTION 2.16.  Labor Disputes; Unfair Labor Practices................ 27

                                                                  Contents, p. 2

                                                                      Page
                                                                      ----


SECTION 2.17.  Product Warranties.................................... 27
SECTION 2.18.  Environmental Matters................................. 28
SECTION 2.19.  Insurance............................................. 30
SECTION 2.20.  SEC Filings........................................... 30
SECTION 2.21.  Brokers and Finders................................... 31
SECTION 2.22.  Rights Agreement; Antitakeover........................ 31
SECTION 2.23.  Opinion of Financial Advisor.......................... 31
SECTION 2.24.  Asbestos Claims....................................... 32


                               ARTICLE III

              Representations and Warranties of Parent
              ----------------------------------------

SECTION 3.01.  Corporate Organization................................ 32
SECTION 3.02.  Authorization......................................... 32
SECTION 3.03.  Absence of Conflicts; Consents........................ 32
SECTION 3.04.  Litigation............................................ 33
SECTION 3.05.  Brokers and Finders................................... 34


                               ARTICLE IV

          Representations and Warranties of Acquisition Sub
          -------------------------------------------------

SECTION 4.01.  Corporate Organization................................ 34
SECTION 4.02.  Authorization......................................... 34
SECTION 4.03.  Absence of Conflicts; Consents........................ 35
SECTION 4.04.  Litigation............................................ 36
SECTION 4.05.  Capitalization........................................ 36
SECTION 4.06.  Brokers and Finders................................... 36

                                                                  Contents, p. 3

                                                                      Page
                                                                      ----


                                   ARTICLE V

                                   Covenants
                                   ---------

SECTION 5.01.  Access and Information................................ 36
SECTION 5.02.  Proxy Statement....................................... 37
SECTION 5.03.  Stockholders' Meeting................................. 38
SECTION 5.04.  Supplemental Information.............................. 38
SECTION 5.05.  Further Assurances.................................... 38
SECTION 5.06.  Conduct of Company Business Prior to the Effective
                 Date................................................ 38
SECTION 5.07.  Consents.............................................. 41
SECTION 5.08.  Filings............................................... 41
SECTION 5.09.  Filing of Articles of Merger.......................... 42
SECTION 5.10.  Interim Financial Statements.......................... 42
SECTION 5.11.  Public Announcements.................................. 42
SECTION 5.12.  No Solicitation....................................... 43
SECTION 5.13.  Validity of Representations........................... 44
SECTION 5.14.  Employees; Benefits................................... 45
SECTION 5.15.  Indemnification and Insurance......................... 45
SECTION 5.16.  Redemption of 5% Stock and Preference Stock........... 46
SECTION 5.17.  Material Contracts.................................... 47
SECTION 5.18.  Tax Matters........................................... 47
SECTION 5.19.  Dividend Payments..................................... 47
SECTION 5.20.  Satisfaction of Conditions............................ 47
SECTION 5.21.  Directors............................................. 47


                               ARTICLE VI

               Conditions to the Obligations of Parent
               ---------------------------------------
                         and Acquisition Sub
                         -------------------

SECTION 6.01.  Representations and Warranties True................... 49
SECTION 6.02.  Company's Performance................................. 49
SECTION 6.03.  Authorization of Merger............................... 49
SECTION 6.04.  Absence of Litigation................................. 49
SECTION 6.05.  Directors............................................. 50
SECTION 6.06.  Dissenting Shares..................................... 50
SECTION 6.07.  Options............................................... 50
SECTION 6.08.  Certificates.......................................... 50

                                                                  Contents, p. 4

                                                                      Page
                                                                      ----



                               ARTICLE VII

            Conditions to the Obligations of the Company
            --------------------------------------------

SECTION 7.01.  Representations and Warranties True................... 51
SECTION 7.02.  Parent's and Acquisition Sub's Performance............ 51
SECTION 7.03.  Authorization of Merger............................... 51
SECTION 7.04.  Absence of Litigation................................. 51
SECTION 7.05.  Certificates.......................................... 52


                              ARTICLE VIII

                               Closing
                               -------

SECTION 8.01.  Time and Place........................................ 52
SECTION 8.02.  Deliveries at the Closing............................. 52


                               ARTICLE IX

              Termination and Abandonment of the Merger
              -----------------------------------------

SECTION 9.01.  Termination........................................... 53
SECTION 9.02.  Effect of Termination................................. 54
SECTION 9.03.  Procedure for Termination and Amendment............... 55


                                   ARTICLE X

                                 Miscellaneous
                                 -------------

SECTION 10.01.   Expenses; Alternate Transaction Fee................. 55
SECTION 10.02.   Non-Survival of Representations and Warranties...... 57
SECTION 10.03.   Headings............................................ 57
SECTION 10.04.   Notices............................................. 58
SECTION 10.05.   Assignment.......................................... 59
SECTION 10.06.   Complete Agreement.................................. 59
SECTION 10.07.   Amendments and Waivers.............................. 59
SECTION 10.08.   Counterparts........................................ 60
SECTION 10.09.   Governing Law....................................... 60
SECTION 10.10.   Accounting Terms.................................... 60

                                                                  Contents, p. 5

                                                                      Page
                                                                      ----




SECTION 10.11.   Parties............................................. 60


Exhibits
- --------

EXHIBIT A   Conditions to the Offer
EXHIBIT B   Articles of Merger

                                                          Contents, p. 5
Schedules
- ---------

SCHEDULE 2.01      Foreign Jurisdictions
SCHEDULE 2.02      Capitalization
SCHEDULE 2.03      Subsidiaries
SCHEDULE 2.05      Conflicts, Consents, Approvals and Authorizations
SCHEDULE 2.07      Company Financial Statements
SCHEDULE 2.08      Absence of Material Changes
SCHEDULE 2.09      Litigation
SCHEDULE 2.10      Patents and Trademarks
SCHEDULE 2.11      Material Contracts
SCHEDULE 2.12      Real Property
SCHEDULE 2.13      Taxes
SCHEDULE 2.14      Labor Agreements
SCHEDULE 2.15      Benefit Plans
SCHEDULE 2.17      Product Warranties
SCHEDULE 2.18      Environmental Matters
SCHEDULE 2.19      Insurance
SCHEDULE 2.20      SEC Filings
SCHEDULE 5.06      Conduct of Business

                              INDEX OF DEFINITIONS




     Definition                                       Section
     ----------                                       -------

     "Acquisition Sub" ..........................     Introduction
     "Acquisition Sub Common Stock"..............     Section 1.11
     "Alternate Transaction Fee".................     Section 10.01(b)
     "Antitrust Division"........................     Section 2.05(e)
     "Applicable Laws"...........................     Section 2.05(d)
     "Articles of Merger"........................     Section 1.08
     "Balance Sheet".............................     Section 2.07(a)
     "Balance Sheet Date"........................     Section 2.07(a)
     "Benefit Plans".............................     Section 2.15(i)
     "CERCLA"....................................     Section 2.18
     "Certificates"..............................     Section 1.13(b)
     "Closing"...................................     Section 8.01
     "Closing Date"..............................     Section 8.01
     "Code"......................................     Section 2.13
     "Commonly Controlled Entity"................     Section 2.15(i)
     "Company"...................................     Introduction
     "Common Stock Offer Price"..................     Introduction
     "Company Common Stock"......................     Section 1.10(a)(i)
     "Company Estimates".........................     Section 2.18(g)
     "Company Financial Statements"..............     Section 2.07(a)
     "Company Pension Plan"......................     Section 2.15(iii)
     "Company Property"..........................     Section 2.12(a)
     "Company Willful Misrepresentation".........     Section 9.02(b)
     "Confidentiality Agreement".................     Section 5.01(b)
     "Consummation of the Offer".................     Section 5.02
     "Continuing Directors"......................     Section 5.21
     "Conversion Rights".........................     Section 2.02(c)
     "Covered Taxes".............................     Section 2.13(c)
     "Defined Benefit Plan"......................     Section 2.15(vi)
     "Defined Benefit Pension Plan"..............     Section 2.15(vi)
     "Designated Director".......................     Section 5.21
     "Director Option Plan"......................     Section 1.14(a)(i)
     "Dissenting Consideration"..................     Section 1.12
     "Dissenting Shares".........................     Section 1.12
     "D&O Insurance".............................     Section 5.15(a)
     "Effective Date"............................     Section 1.08
     "Effective Time"............................     Section 1.08
     "Eligible Option"...........................     Section 1.14(a)(i)
     "Environmental Laws"........................     Section 2.18

                                                               Definitions, p. 2


     Definition                                       Section
     ----------                                       -------


     "ERISA"....................................      Section 2.15(i)

     "Exchange Act".............................      Section 1.01(b)

     "Exchange Agent"...........................      Section 1.13(a)

     "Expenses".................................      Section 10.01(b)

     "5% Stock".................................      Section 1.10(b)

     "5% Stock Consideration"...................      Section 1.10(b)

     "French parcel"............................      Section 2.04(d)

     "FTC"......................................      Section 2.05(e)

     "GAAP".....................................      Section 2.07(a)

     "Governmental Authority"...................      Section 2.05(d)

     "Hazardous Materials"......................      Section 2.18

     "HSR Act"..................................      Section 2.05(e)

     "Inactive Subsidiary"......................      Section 2.03(a)

     "Indemnified Parties"......................      Section 5.15(a)

     "Ineligible Option"........................      Section 1.14(a)(ii)

     "Information Statement"....................      Section 2.20(b)

     "Interim Financial Statements".............      Section 2.07(b)

     "Judgment".................................      Section 2.05(d)

     "Leased Real Property".....................      Section 2.12(a)

     "Legal Action".............................      Section 2.09

     "Lien".....................................      Section 2.05(b)

     "LTIP".....................................      Section 1.14(b)

     "Material Adverse Effect"..................      Section 2.01

     "Material Contracts".......................      Section 2.11

     "Maximum Premium"..........................      Section 5.15(a)

     "MBCL".....................................      Section 1.03

     "Merger"...................................      Introduction

     "Minimum Condition"........................      Exhibit A

     "1982 Stock Option Plan"...................      Section 1.12(a)(i)

     "1992 Stock Option Plan"...................      Section 1.12(a)(i)

     "Notice of Qualified Takeover Proposal"....      Section 5.12(b)

     "Offer"....................................      Introduction

     "Offer Document"...........................      Section 1.01(b)

     "Options"..................................      Section 1.14a)(i)

     "Owned Real Property"......................      Section 2.12(a)

     "Parent"...................................      Introduction

     "Parent Willful Misrepresentation".........      Section 9.02(c)

     "Paying Agent".............................      Section 1.13

     "PBGC".....................................      Section 2.15(i)

     "Pension Plan".............................      Section 2.15(i)

     "Permits"..................................      Section 2.06

     "Permitted Liens"..........................      Section 2.12(b)

     "Person"...................................      Section 2.05(c)

                                                               Definitions, p. 3


     Definition                                       Section
     ----------                                       -------




     "Preference Stock".........................      Section 1.10(c)

     "Preference Stock Consideration"...........      Section 1.10(c)

     "Preference Stock Offer Price".............      Introduction

     "Proxy Statement"..........................      Section 5.02(a)

     "Qualified Takeover Proposal"..............      Section 5.12(a)

     "Release"..................................      Section 2.18

     "Rights"...................................      Section 2.02(a)

     "Rights Agent".............................      Section 2.02(a)

     "Rights Agreement".........................      Section 2.02(a)

     "Return"...................................      Section 2.13(a)

     "Savings Plan".............................      Section 1.14(c)

     "Schedule 14D-9"...........................      Section 1.02(b)

     "SEC"......................................      Section 1.01(a)

     "SEC Documents"............................      Section 2.20(a)

     "Securities Act"...........................      Section 2.20(a)

     "Special Meeting"..........................      Section 5.03(a)

     "Subsidiary"...............................      Section 2.01

     "Surviving Corporation"....................      Section 1.03

     "Surviving Corporation Common Stock".......      Section 1.11

     "Takeover Proposal"........................      Section 5.12(a)

     "Tax"......................................      Section 2.13(a)

     "Taxing Authority".........................      Section 2.13(a)

     "Total Merger Consideration"...............      Section 1.10(a)(i)

     "Transmittal Letter".......................      Section 1.13(b)

                                                          EXECUTION COPY


                        This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
                  dated as of April 8, 1996, is entered into by and among CERTAINTEED CORPORATION, a Delaware corporation ("Parent"), BI EXPANSION CORP., a Massachusetts corporation ("Acquisition Sub"), and BIRD CORPORATION, a Massachusetts corporation (the "Company"), and amends and restates in its entirety the Agreement and Plan of Merger among Parent, Acquisition Sub and the Company dated as of March 14, 1996 (the "Prior Agreement").


            WHEREAS the respective Boards of Directors of Parent, Acquisition Sub and the Company approved the Prior Agreement and have approved the making by Acquisition Sub of a tender offer from time to time (the "Offer") to purchase all outstanding shares of Company Common Stock (as defined below) at a price per share equal to the Total Merger Consideration (as defined below) (the "Common Stock Offer Price") and all outstanding shares of Preference Stock (as defined below) at a price per share equal to $20 plus all accrued and unpaid dividends thereon as of the date of the expiration of the Offer (the "Preference Stock Offer Price") along with the merger of Acquisition Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, as a result of which the Company will become a wholly owned subsidiary of Parent and the stockholders of the Company (other than stockholders who perfect appraisal rights) will be entitled to receive the consideration provided in this Agreement.


            NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, covenants and agreements hereinafter contained, Parent, Acquisition Sub and the Company agree as follows:


                                   ARTICLE I

                           The Offer and the Merger
                           ------------------------

            SECTION 1.01.  The Offer.  (a)  Subject to the provisions of
                           ----------
this Agreement, as promptly as practicable, but in no event later than five business days after the public announcement of the Offer, Acquisition Sub shall commence the Offer. The obligation of Acquisition Sub to commence the Offer and accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A (any of which may be waived in whole or in part by Acquisition Sub in its sole discretion) and to the terms and conditions of this Agreement; provided, however, that
                                        --------  -------
Acquisition Sub shall not, without the Company's consent, waive the Minimum Condition if Parent shall have requested that the Company redeem the Preference Stock in accordance with Section 5.16). Acquisition Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Acquisition Sub shall not (i) reduce the number of shares of Company Common Stock or Preference Stock (unless, with respect to the Preference Stock, Parent shall have requested that the Company redeem the Preference Stock in accordance with Section 5.16) to be purchased in the Offer,
(ii) reduce the Common Stock Offer Price or the Preference Stock Offer Price,
(iii) modify or add to the conditions set forth in Exhibit A, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend any other term of the Offer in a manner adverse in any material respect to the holders of Company Common Stock or Preference Stock. Notwithstanding the foregoing, Acquisition Sub may, without the consent of the Company, (i) extend the Offer beyond any scheduled expiration date (the initial scheduled expiration date being 20 business days following commencement of the Offer) for a period not to exceed 20 business days, if at any scheduled expiration date of the Offer, any of the conditions to Acquisition Sub's obligation to accept for payment, and pay for, shares of Company Common Stock or Preference Stock shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) terminate the Offer without prejudice to any of its and Parent's rights under this Agreement, including to proceed with the Merger in accordance with, and subject to the terms and conditions of, this Agreement. Subject to the terms and conditions of the Offer and this Agreement, Acquisition Sub shall accept for payment, and pay for, all shares of Company Common Stock and Preference Stock validly tendered and not withdrawn pursuant to the Offer that Acquisition Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after expiration of the Offer, subject to compliance with Rule 14e-1(c) under the Exchange Act (as defined below).

            (b) On the date of commencement of the Offer, Parent and Acquisition Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent and Acquisition Sub agree that the Offer Documents shall comply as to form in all material respects with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") and, on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Acquisition Sub with respect to information regarding the Company or its subsidiaries or provided by the Company for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Acquisition Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Acquisition Sub further agrees to take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. Parent and Acquisition Sub agree to provide the Company and its counsel any comments or requests for additional information Parent, Acquisition Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel an opportunity to participate, including by way of discussion with the SEC or its staff, in the response of Parent and/or Acquisition Sub to such comments.

            (c) Parent shall provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to accept for payment, and pay for, any shares of Company Common Stock and Preference Stock that Acquisition Sub accepts for payment, and becomes obligated to pay for, pursuant to the Offer.

            SECTION 1.02.  Company Actions.  (a)  The Company hereby
                           ----------------
approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, adopted resolutions approving this Agreement (as amended), the Offer, the Merger and the transactions contemplated hereby, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders approve and adopt this Agreement, accept the Offer and tender their shares pursuant to the Offer and/or vote their shares of Company Common Stock and Preference Stock in favor of the Merger. The Company has been advised by each of its directors and by each executive officer who as of the date hereof is aware of the transactions contemplated hereby, that each such person either intends to tender pursuant to the Offer all shares of Company Common Stock and Preference Stock owned by such person or vote all shares of Company Common Stock and Preference Stock owned by such person in favor of the Merger.

            (b) Not later than the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (which shall include the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder with respect to the persons to be named directors of the Company pursuant to Section 5.21) with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in Section 1.02(a) and shall mail the Schedule 14D-9 to the stockholders of the Company. The Schedule 14D-9 shall comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information provided by Parent or Acquisition Sub for inclusion or incorporation by reference in the
Schedule 14D-9. Each of the Company, Parent and Acquisition Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the
Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel in writing with any comments or requests for additional information the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel an opportunity to participate, including by way of discussions with the SEC or its staff, in the response of the Company to such comments.

            (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Acquisition Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common
Stock and of the record holders of Preference Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock and the beneficial owners of Preference Stock, and shall furnish to Acquisition Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may request in communicating the Offer to holders of Company Common Stock and Preference Stock.

            SECTION 1.03.  Surviving Corporation.  In accordance with the
                           ----------------------
provisions of this Agreement and the Massachusetts Business Corporation Law, as amended (the "MBCL"), at the Effective Date (as defined in Section 1.08), Acquisition Sub shall be merged with and into the Company, and the Company shall be the surviving corporation in the Merger (hereinafter sometimes called the "Surviving Corporation"). At the Effective Date, the separate existence of Acquisition Sub shall cease.

            SECTION 1.04.  Articles of Organization.  (a)  The Articles of
                           -------------------------
Organization of the Company as amended pursuant to the Articles of Merger (as defined in Section 1.08), shall be the Articles of Organization of the Surviving Corporation.

            (b) The purposes of the Surviving Corporation shall be as set forth in the Articles of Organization of Acquisition Sub as in effect on the date hereof until such time as such purposes may be amended as provided in the Articles of Organization of the Surviving Corporation and by applicable law.

            SECTION 1.05.  By-Laws.  The By-Laws of Acquisition Sub as in
                           --------
effect at the Effective Date shall be the By-Laws of the Surviving Corporation, until thereafter amended or repealed as provided by law.

            SECTION 1.06.  Directors.  The directors of Acquisition Sub at
                           ----------
the Effective Date shall, from and after the Effective Date, be the directors of the Surviving Corporation and shall hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Organization and By-Laws of the Surviving Corporation, or as otherwise provided by law.

            SECTION 1.07.  Officers.  The officers of Acquisition Sub at
                           ---------
the Effective Date shall, from and after the Effective Date, be the officers of the Surviving Corporation and shall hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the

Articles of Organization and By-Laws of the Surviving Corporation, or as otherwise provided by law.

            SECTION 1.08.  Effective Date.  The Merger shall become
                           ---------------
effective at the time of filing of articles of merger (substantially in the form set forth in Exhibit B annexed hereto) with the Secretary of State of the Commonwealth of Massachusetts in accordance with the provisions of Section 78 of the MBCL (the "Articles of Merger"). The Articles of Merger shall be filed with the Secretary of State of the Commonwealth of Massachusetts on the Closing Date. The date and time when the Merger becomes effective shall be herein referred to as the "Effective Date" and the "Effective Time", respectively.

            SECTION 1.09.  Additional Actions.  If, at any time after the
                           -------------------
Effective Date, the Surviving Corporation determines that any deeds, bills of sale, assignments, assurances or any other acts or things are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of the Company or its Subsidiaries acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors shall be authorized to execute and deliver, in the name and on behalf of the Company and its Subsidiaries, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of the Company and its Subsidiaries, all such other acts and things necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

            SECTION 1.10.  Company Common Stock, Preferred Stock and
                           ------------------------------------------
Preference Stock.  (a)  Company Common Stock.  (i)  Each share of Common
                        ---------------------
Stock of the Company, par value $1 per share (including Rights as defined in Section 2.02(a)) (the "Company Common Stock") actually issued and outstanding at the Effective Date (except for Dissenting Shares, as defined in Section 1.12) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $7.50 (the "Total Merger Consideration").

            (ii) Each share of Company Common Stock held by Parent or Acquisition Sub or in the Company's treasury at the Effective Date shall, by virtue of the Merger, be canceled without payment of any consideration therefor and without any conversion thereof.

            (b)  5% Cumulative Preferred Stock.  Each share of the
                 ------------------------------
Company's 5% Cumulative Preferred Stock, par value $100 per share (the "5% Stock"), actually issued and outstanding at the Effective Date, shall remain issued and outstanding after the Merger and shall be called for redemption and retirement as soon as practicable following the Merger (except for Dissenting Shares, as defined in Section 1.12), in accordance with the terms of Section 5.16(a), at a price equal to $110, plus all accrued and unpaid dividends thereon as of the date of redemption and retirement (the "5% Stock Consideration"), in accordance with the terms of the 5% Stock.

            (c)  $1.85 Cumulative Convertible Preference Stock.  (i)
                 ----------------------------------------------
Unless called for redemption prior to the Closing pursuant to Section 5.16, each share of the Company's $1.85 Cumulative Convertible Preference Stock, par value $1 per share (the "Preference Stock"), actually issued and outstanding at the Effective Date (except for Dissenting Shares, as defined in Section 1.12) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $20 plus all accrued and unpaid dividends thereon as of the Effective Date (whether redeemed or converted, the "Preference Stock Consideration").

            (ii) Each share of Preference Stock held by Parent or Acquisition Sub or in the Company's treasury at the Effective Date shall, by virtue of the Merger, be cancelled without payment of any consideration therefor and without any conversion thereof.

            SECTION 1.11.  Conversion of Acquisition Sub Common Stock.  All
                           -------------------------------------------
issued and outstanding shares of Common Stock, par value $1 per share, of Acquisition Sub (the "Acquisition Sub Common Stock") at the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for, in the aggregate, 4,123,178 fully paid and nonassessable shares of Common Stock, par value $1 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock"). From and after the Effective Date, each outstanding certificate theretofore representing shares of Acquisition Sub Common Stock shall be deemed for all purposes to evidence ownership of, and to represent the number of shares of, Surviving Corporation Common Stock into which such shares of Acquisition Sub Common Stock shall have been converted.

            SECTION 1.12.  Dissenting Shares.  Notwithstanding anything in
                           ------------------
this Agreement to the contrary, shares of Company Common Stock, 5% Stock and Preference Stock issued and outstanding on the Effective Date (other than any called for redemption pursuant to Section 5.16) which are held of record by stockholders who shall not have voted such shares in favor of the Merger, if applicable, and who shall have properly exercised rights to demand payment of the fair value of such shares in accordance with Sections 86 through 98, inclusive, of the MBCL ("Dissenting Shares") shall not be converted into the right to receive the consideration specified in Section 1.10(a), 1.10(b), or 1.10(c), respectively, but the holders thereof instead shall be entitled to payment of the fair value of such shares in accordance with the provisions of Sections 86 to 92, inclusive, of the MBCL (the "Dissenting Consideration"); provided, however, that (i) if such a holder fails to file a
                 --------  -------
notice of election to dissent in accordance with Section 86 of the MBCL or, after filing such notice of election, subsequently delivers an effective written withdrawal of such notice or fails to establish his entitlement to appraisal rights as provided in Sections 87 through 98, inclusive, of the MBCL, if he or she be so required, or (ii) if a court shall determine that such holder is not entitled to receive payment for his shares or such holder shall otherwise lose his or her appraisal rights, then in either of such cases, each share of Company Common Stock, 5% Stock or Preference Stock, respectively, held of record by such holder or holders shall automatically be converted into and represent only the right to receive the Total Merger Consideration, the 5% Stock Consideration or the Preference Stock Consideration, respectively, upon the surrender of the certificate or certificates representing such Dissenting Shares. The Company shall give Parent prompt notice of any demands received by the Company for payment of the fair value of such shares, and Parent shall have the right to participate in all the negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment (except to the extent that any such payment is made pursuant to a court order) with respect to, or settle or offer to settle, any such demands.

            SECTION 1.13.  Surrender of Shares.  (a)  At and after the
                           --------------------
Effective Date, Parent shall make available on a timely basis, by transferring to Chemical Mellon Shareholder Services, Inc. (the "Paying Agent") for the benefit of former stockholders of the Company, such funds as and when necessary to make the payments provided for in Section 1.10 herein with respect to the outstanding shares of Company Common Stock and Preference Stock (other than any called for redemption pursuant to Section 5.16). The Paying Agent shall agree to hold such funds in trust for the benefit of the former stockholders of the Company and deliver such funds in accordance with the terms hereof and the terms of a Paying Agency Agreement to be entered into by and between the Paying Agent and Parent.

            (b) Prior to or at the Effective Date, the Paying Agent shall mail or cause to be mailed to each record holder of an outstanding certificate or certificates which, immediately prior to the Effective Date, represented shares of Company Common Stock or Preference Stock (other than any called for redemption pursuant to Section 5.16) (the "Certificates"), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) (the "Transmittal Letter") and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Paying Agent of a Certificate, together with such Transmittal Letter duly executed, the holder of such Certificate shall be entitled to receive in exchange for each share of Company Common Stock or Preference Stock (other than any called for redemption pursuant to Section 5.16) represented by such Certificate, the Total Merger Consideration or Preference Stock Consideration, respectively, and such Certificate shall forthwith be canceled upon receipt by the holder of such Certificate of the Total Merger Consideration or Preference Stock Consideration, respectively. No interest will be paid or accrued on the Total Merger Consideration or Preference Stock Consideration payable upon the surrender of such Certificates.

            (c) If payment is to be made to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of payment of the Total Merger Consideration or Preference Stock Consideration, as the case may be, that the Certificate so surrendered be properly endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, and that the Person requesting such payment shall pay any transfer or other taxes required by law as a result of such payment to a Person other than the record holder of the Certificate surrendered, or shall establish to Parent's satisfaction that such tax has been paid or is not applicable.

            (d) After the Effective Date, there shall be no further transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Preference Stock which are outstanding at the Effective Date. If, after the Effective Date, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer, they shall be canceled and there shall be issued to the transferee in exchange for each share of Company Common Stock the Total Merger Consideration and in exchange for each share of Preference Stock the Preference Stock Consideration in accordance with
Section 1.10 hereof.

            (e) The consideration payable upon the surrender for exchange of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock or Preference Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Preference Stock which were outstanding immediately prior to the Effective Date.

            (f) None of Parent, Acquisition Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Date (or immediately prior to such earlier date on which any payment pursuant to this

Article I would otherwise escheat to or become the property of any Governmental Authority), the payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

            SECTION 1.14.  Certain Benefit Plans. (a)  (i)  With respect to
                           ----------------------
unexpired options ("Options"), whether or not exercisable at the Effective Date, including stock appreciation rights relating thereto, outstanding on the Effective Date which have been issued pursuant to the Company's 1982 Stock Option Plan, as amended (the "1982 Stock Option Plan"), the Company's 1992 Stock Option Plan, as amended (the "1992 Stock Option Plan"), or the Company's 1992 Non-Employee Directors Stock Option Plan, as amended (the "Director Option Plan"), each such Option with an exercise price less than the Total Merger Consideration (an "Eligible Option") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, for each share of Company Common Stock subject thereto, a cash payment without interest equal to the Total Merger Consideration, less the per share exercise price of each such Option. Such Options shall be canceled upon such cash payment following the Merger.

            (ii) Any Option with an exercise price equal to or greater than the Total Merger Consideration (an "Ineligible Option") shall be canceled upon the Effective Date without payment of any consideration.

            (iii) The Company shall use its best efforts to amend each outstanding Option issued under the 1982 Stock Option Plan, the 1992 Stock Option Plan and the Director Option Plan to effect the transactions contemplated by this Agreement, including the cancellation of the Options in connection with the Merger in accordance with this Section 1.14.

            (b) There are no shares of Company Common Stock held in escrow pursuant to the Company's Long Term Incentive Compensation Plan (the "LTIP").

            (c) Each share of Company Common Stock issued by the Company but not yet vested pursuant to the Company's Employees' Savings and Profit Sharing Plan (the "Savings Plan") shall, in connection with the Merger, become vested in the Person to whose account such share of Company Common Stock was issued and converted into the right to receive the Total Merger Consideration as provided in Section 1.10(a).

            (d) Immediately following the Effective Date, the Company's 1982 Stock Option Plan, 1992 Stock Option Plan, Director Option Plan, LTIP and Savings Plan shall be terminated and no further stock awards or stock options shall be granted thereunder from and after the date of this Agreement.

                               ARTICLE II

            Representations and Warranties of the Company
            ---------------------------------------------

            The Company hereby represents and warrants to Parent and Acquisition Sub as follows with respect to the Company and its Subsidiaries:

            SECTION 2.01.  Corporate Organization.  The Company is a
                           -----------------------
corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. The Company is qualified to do business and is in good standing in each jurisdiction set forth in Schedule 2.01, which are the only jurisdictions in which such qualification is necessary except where failure to be qualified could not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, a "Material Adverse Effect" is (a) a material adverse effect on the business, assets, properties, condition (financial or other) or results of operations of the Company and its Subsidiaries taken as a whole or the Surviving Corporation and its Subsidiaries taken as a whole or (b) a material adverse effect on the ability of the Company to carry out the transactions contemplated by this Agreement without significant unanticipated delay or expense. For purposes of this Agreement, a "Subsidiary" of any Person is any corporation of which a majority of all outstanding shares of capital stock (the holders of which are ordinarily and generally entitled to vote in the election of a majority of the members of the board of directors thereof) is owned, directly or indirectly, by such Person and/or other Subsidiaries of such Person. The Company has delivered to Parent complete and correct copies of its Articles of Organization and By-Laws, as amended to the date hereof.

            SECTION 2.02.  Capitalization of the Company.  (a)  The
                           ------------------------------
authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock, 15,000 shares of 5% Stock and 1,500,000 shares of Preference Stock. As of February 29, 1996, 4,123,178 shares of Company Common Stock, 5,820 shares of 5% Stock and 814,300 shares of Preference Stock were issued and are outstanding, 275,100 shares of Company Common Stock were held in the Company's treasury and 687,197 shares of Company Common Stock were reserved for issuance in connection with the rights (the "Rights") to purchase shares of Company Common Stock issued pursuant to the Rights Agreement dated as of November 25, 1986 (as amended from time to time, the "Rights Agreement") between the Company and The First National Bank of Boston (the "Rights Agent"). The Company has delivered to Parent a complete and correct copy of the Rights Agreement as amended and supplemented to the date hereof. All issued and outstanding shares of Company Common Stock, 5%

Stock and Preference Stock are duly and validly issued and outstanding, fully paid and nonassessable. The aggregate amount of accrued and unpaid dividends on the 5% Stock is zero and on the Preference Stock is $1,506,455.

            (b) As of the date hereof, there are outstanding unexercised, unexpired Options to purchase 288,100 shares of Company Common Stock, in each case with the exercise or "strike" price and other terms as set forth on
Schedule 2.02 hereto.

            (c) Except as set forth in this Section 2.02 or on Schedule 2.02 hereto, there are no other shares of capital stock of the Company, or securities convertible into or exchangeable or exercisable for shares of capital stock of the Company or any of its Subsidiaries, outstanding, and there are no outstanding options, warrants, rights, contracts, commitments, understandings, arrangements or claims of any character by which the Company or any Subsidiary is or may become bound to issue, transfer, sell, repurchase or otherwise acquire or retire any shares of capital stock or other ownership interest of the Company or any Subsidiary, or any securities convertible into or exchangeable or exercisable for any such shares or other ownership interest (all of the foregoing being called "Conversion Rights") and, except as set forth in Section 2.02(a) and as reserved for issuance upon exercise of the Options described in Section 2.02(b) or the other Conversion Rights described in Schedule 2.02, no shares of capital stock of the Company are reserved for issuance. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company or any Subsidiary. Following consummation of the Merger no holder or beneficiary of any Conversion Rights shall be entitled to receive any securities of the Surviving Corporation or any other consideration not expressly contemplated by this Agreement.

            SECTION 2.03.  Subsidiaries.  (a)  Schedule 2.03 hereto sets
                           -------------
forth each Subsidiary and the jurisdiction of incorporation of such Subsidiary.
Schedule 2.03 also sets forth each inactive Subsidiary (an "Inactive Subsidiary") of the Company. No Inactive Subsidiary has any assets or liabilities valued in excess of $5,000 or any business operations or real property nor has any Inactive Subsidiary conducted any business during the two-year period prior to the date of this Agreement. Except as disclosed on
Schedule 2.03 hereto, all of the outstanding shares of capital stock and other ownership interest of the Company's Subsidiaries are owned, directly or indirectly, by the Company. Except as disclosed on Schedule 2.03, none of the shares or other ownership interests of the Subsidiaries owned or held by the Company, directly or indirectly, is subject to any pledge, Lien (as defined below) or claim of any kind.

            (b) Each Subsidiary (excluding each Inactive Subsidiary) is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of incorporation of each such Subsidiary, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Each Subsidiary (excluding each Inactive Subsidiary) is also qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary, except where failure to be so qualified would not have a Material Adverse Effect. The Company has delivered to Parent complete and correct copies of the respective articles or certificates of incorporation or organization or By-Laws, as amended to the date hereof, of each of its Subsidiaries.

            (c) Except for its Subsidiaries, the Company does not directly or indirectly own any capital stock of or other equity interest in any corporation, partnership or other person and neither the Company nor any of its Subsidiaries is a member of or participant in any partnership, joint venture or similar person.

            SECTION 2.04.  Authorization.  (a)  The Company has requisite
                           --------------
corporate power and authority to execute and deliver this Agreement, and subject to the approval by the stockholders of the Company, to execute, deliver and file the Articles of Merger and, subject to the satisfaction of the conditions set forth herein and therein, to consummate the transactions contemplated hereby and thereby.

            (b) This Agreement, the Offer, the Merger and the other transactions contemplated hereby have been approved by the Board of Directors of the Company and, except for the approval of the Merger by the stockholders of the Company, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement, the Offer, the Merger or the other transactions contemplated hereby or to consummate the Offer, the Merger and the other transactions contemplated hereby. The affirmative vote of the holders of
(i) two-thirds of the outstanding shares of Company Common Stock and (ii) unless called for redemption pursuant to Section 5.16, two-thirds of the outstanding shares of the Preference Stock, approving the Merger are the only votes of the holders of any class or series of the Company's capital stock necessary to approve any of the transactions contemplated by this Agreement.

            (c) This Agreement has been duly and validly executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, and the Articles of Merger when executed and delivered pursuant hereto will be a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws in effect now or hereafter in effect relating to creditors' rights generally, and by equitable principles (whether considered in a proceeding at law or in equity).

            (d) The transfer of the Company's granule crushing equipment to the Company's Wrentham and Franklin, MA quarry (at least with respect to the "French parcel" of such quarry) and its operation at such location will not conflict with, constitute a default under, result in the termination or in a right of termination of, or violate or be in conflict with, provide a basis for increased rights under, or result in a breach of any term or provision of, any term or provision of any Material Contract.

            SECTION 2.05.  Absence of Conflicts; Consents.  Except as set
                           -------------------------------
forth in Schedule 2.05, neither the execution and delivery by Company of this Agreement and the Articles of Merger nor the consummation by the Company of the transactions contemplated hereby and thereby will:

            (a) assuming the approvals set forth in Section 2.04(b) have been obtained, conflict with or result in a breach of any provision of the respective articles or certificate of incorporation or organization or By-Laws of the Company or any Subsidiary;

            (b) to the knowledge of the Company, result in the creation of any lien, mortgage, agreement, right of way, charge, option, security interest, claim, restriction, easement, covenant, lease or encumbrance ("Lien") upon any of the properties of the Company or any of its Subsidiaries;

            (c) with or without giving of notice or the passage of time, or both, violate, or conflict with, or constitute a default under, or result in the termination or in a right of termination of, violate or be in conflict with, result in a breach of any term or provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by, or give any other natural person, corporation, trust, association, company, partnership, joint venture or other entity or any government, governmental agency, instrumentality or political subdivision ("Person") a basis for increased rights or termination or nonperformance under, or require any consent, authorization or approval under, any term or provision of any material Lien or any Material Contract to which the Company or any Subsidiary is a party or by which any of them are or their respective properties are subject or bound;

            (d) subject to the approval of the Merger by the Company's stockholders, to the knowledge of the Company, violate any provision of, or, except as set forth in Section 2.05(e), require any consent, authorization or approval under, any statute, law, ordinance, or administrative rule or regulation, Permit, order or license
      (collectively, but excluding Environmental Laws, "Applicable Laws") of any governmental agency, body or instrumentality (whether Federal, state, local or foreign) ("Governmental Authority"), or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree (collectively, "Judgment") in each case applicable to the Company or any Subsidiary; or

            (e) require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority, to be made or obtained by or on behalf of the Company except (i) as required by the Exchange Act, (ii) the filing of the Articles of Merger and other appropriate merger documents, if any, as required by the MBCL, or in connection with the maintenance of qualification to do business in other jurisdictions, such other jurisdictions, and (iii) filings with the Federal Trade Commission ("FTC") and with the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") pursuant to Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder (the "HSR Act").

            SECTION 2.06.  Compliance with Laws.  Neither the Company nor
                           ---------------------
any Subsidiary has been or is presently in violation of any provision of their respective certificates or articles of organization or incorporation or By-Laws, or of any Applicable Law or Judgment that would have a Material Adverse Effect. Except where the failure thereof would not cause a Material Adverse Effect, the Company and its Subsidiaries possess, and are in compliance in all material respects with the terms and provisions of all licenses, permits, certificates, authorizations, rights and other approvals of Governmental Authorities ("Permits") necessary for the operation of the business of the Company and its Subsidiaries. Except as set forth in
Schedule 2.09 or 2.18, neither the Company nor any Subsidiary has been given written notice by any Governmental Authority of, or to the knowledge of Company, is under investigation by any Governmental Authority with respect to, any violation of any Applicable Law, Judgment or Permit. This Section 2.06 does not relate to environmental representations and warranties, which matters are exclusively the subject of Section 2.18.

            SECTION 2.07.  Financial Statements.  (a)  Set forth on
                           ---------------------
Schedule 2.07 are the consolidated balance sheets of Company and its Subsidiaries as at December 31, 1994, and December 31, 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the respective years then ended, including the notes thereto, and the report thereon of Price Waterhouse, independent certified public accountants (the "Company Financial Statements"). The Company Financial Statements present fairly in all material respects the consolidated financial position and the results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated on the Company Financial Statements, in each case in conformity with generally accepted accounting principles ("GAAP"), consistently applied during such periods. Except as expressly contemplated or permitted by this Agreement or disclosed in the Schedules hereto, to the knowledge of the Company, the Company and its Subsidiaries do not have any material liabilities of any nature (whether accrued, absolute, contingent, unasserted or otherwise) except (1) as disclosed, reflected or reserved against in the balance sheet (the "Balance Sheet") dated December 31, 1995 (the "Balance Sheet Date"), included in the Company Financial Statements and the notes thereto, and (2) as incurred in the ordinary course of business consistent with past practice and not in violation of this Agreement.

            (b) The inventory of the Company and its Subsidiaries, whether reflected on the Balance Sheet or subsequently acquired, is, and will be as of the Effective Date, generally of a quality and quantity usable and saleable consistent in all material respects with past practice, in the ordinary course of business. The inventory of the Company and its Subsidiaries is reflected on the Balance Sheet and in their respective books and records in accordance with GAAP applied on a basis consistent with past practice.

            (c) All accounts receivable of the Company and its Subsidiaries, whether reflected on the Balance Sheet or subsequently created, have arisen from bona fide transactions in the ordinary course of business. To the knowledge of the Company, all accounts receivable reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Balance Sheet and all customer accounts receivable created since the Balance Sheet Date are and will be as of the Effective Date good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Balance Sheet or subsequently created consistent with past practice and experience.

            SECTION 2.08.  Absence of Material Changes.  Except as set
                           ----------------------------
forth in Schedule 2.08 or as permitted by Section 5.06 or set forth in Schedule
5.06 or as expressly contemplated or permitted by this Agreement, since the Balance Sheet Date, each of the Company and its Subsidiaries has conducted its business in the ordinary course, and there has not been (and it is not reasonably expected there will be) (i) any event, change or circumstance causing, or reasonably anticipated to cause in the future, any Material Adverse Effect, except as otherwise disclosed to Parent in writing prior to the date of this Agreement, (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Company's capital stock, other than the minimum required dividends declared on the 5% Stock or the Preference Stock, (iii) (x) any granting by the Company or any of its Subsidiaries to any executive officer or director of the Company or any of its Subsidiaries of any increase in compensation, except as was required under employment agreements in effect as of the Balance Sheet Date, (y) any granting by the Company or any of its Subsidiaries to any such executive officer or director of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the Balance Sheet Date or (z) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer or director, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or could have a Material Adverse Effect, (v) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP or (vi) any other action that would be prohibited by Section 5.06 on and after the date of this Agreement.

            SECTION 2.09.  Litigation.  Except as set forth in Schedule
                           -----------
2.09 and other than routine warranty claims against the Company that do not in the aggregate exceed in any material respect the level of such claims experienced historically by the Company in the ordinary course, neither the Company nor any Subsidiary is engaged in, and there is not to the knowledge of the Company pending, nor has the Company or any Subsidiary received written notice of, any legal action, suit, investigation, inquiry or proceeding by any Governmental Authority or other Person ("Legal Action").

            SECTION 2.10.  Patents and Trademarks.  To the knowledge of the
                           -----------------------
Company, the Company and its Subsidiaries own all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for their business as now conducted without any conflict with or infringement of the rights of others. Except as set forth in Schedule 2.10, there are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company nor any Subsidiary bound by or a party to any material options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes of any other Person. Except as set forth in Schedule 2.10 or relating to any matter that has been resolved or that the Company reasonably believes has been abandoned, none of the Company nor any Subsidiary has received any written communications alleging that the Company or any Subsidiary has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other Person.

            SECTION 2.11.  Material Contracts; Permits.  Schedule 2.11(a)
                           ----------------------------
sets forth a complete and accurate list of any of the following to which the Company or any Subsidiary is a party or by which Company or any Subsidiary is bound (collectively, "Material Contracts"):

            (a) all deeds, indentures, leases, subleases or other instruments by which an ownership, leasehold or other interest in real property is held by the Company or any Subsidiary;

            (b) all contracts, commitments or agreements, including contracts or licenses pertaining to the payment of royalties (but excluding customer purchase orders, purchase orders for raw materials and warranties), to the extent such agreements include provisions that do or could involve payments or commitments (whether fixed or contingent) to or from the Company or any Subsidiary (i) for an amount (or potential amount) in excess of $200,000 or (ii) have a term longer than twelve (12) months in duration (except for such contracts, commitments or agreements terminable by the Company or the appropriate Subsidiary of the Company without penalty upon notice of 90 days or less);

            (c) all written management, compensation or employment contracts or contracts entered into with any executive officer or director of the Company or any Subsidiary;

            (d) all contracts or agreements under which the Company or any Subsidiary has any outstanding indebtedness, obligation or liability for borrowed money or the deferred purchase price of property or has the right or obligation to incur any such indebtedness, obligation or liability, in each case in an amount greater than $200,000;

            (e) all bonds or agreements of guarantee or indemnification in which the Company or any Subsidiary acts as surety, guarantor or indemnitor with respect to any obligation (fixed or contingent) in an amount or potential amount greater than $200,000;

            (f) all secrecy, noncompete or other agreements which (i) restrict the right of the Company or any Subsidiary to engage in any business reasonably related to its present activities or (ii) would restrict the right of Parent to engage in any business after the consummation of the transactions contemplated by this Agreement;

            (g) all current bank accounts that contain balances and safe deposit arrangements;

            (h) all agreements relating to preemptive or other preferential rights relating to capital stock, restrictions on the disposition of capital stock and registration rights;

            (i) all partnership and joint venture agreements;

            (j) all agreements relating to material business acquisitions or dispositions during the last five years, including any separate tax or indemnification agreements; and

            (k) all material customer and supply agreements and all material sales representative, marketing, agency or distributorship agreements, to the extent such agreements include provisions that do or could involve payments or commitments (whether fixed or contingent) to or from the Company or any Subsidiary (i) for an amount in excess of $200,000 or (ii) have a term (including renewals that do not require the Company's or a Subsidiary's consent) longer than twelve months in duration (except for such contracts, commitments or agreements terminable by the Company or the appropriate Subsidiary of the Company without penalty upon notice of 90 days or less).

            Except as set forth on Schedule 2.11(a), (i) neither the Company nor any Subsidiary is in default under the terms of any Material Contract, which default permits the other party to adversely alter or terminate any rights of the Company or any Subsidiary or accelerate the obligations of the Company or any Subsidiary under such Material Contract or to collect damages,
(ii) to the knowledge of the Company, no other party thereto is in default under the terms of any Material Contract and (iii) each Material Contract is in full force and effect.

            In order for the Company or any Subsidiary to perform its payment obligations noted under each of the Material Contracts set forth on Schedule 2.11(b), the only required payment will be the payment of the outstanding principal amount (and accrued interest thereon) owed by the Company under each such Material Contract which as of the date of this Agreement is set forth on
Schedule 2.11(b) for each such Material Contract, without the payment of any premium or penalty, other than accrued interest or default interest. Upon the making of such payment under each such Material Contract, the Company will have no further obligation or liability under any such Material Contract, except for immaterial expenses relating to the termination of such Material Contracts.

            SECTION 2.12.  Title to Properties and Related Matters.  (a)
                           ----------------------------------------
Schedule 2.12(a) sets forth all of the real property owned by the Company and each Subsidiary (the "Owned Real Property"). Schedule 2.12(b) sets forth all of the real property and interests in real property leased by the Company and each Subsidiary (the "Leased Real Property", and together with the Owned Real Property, the "Company Property"). Each of the Company or its Subsidiaries, as the case may be, has good and marketable fee title to the Owned Real Property, subject only to Permitted Liens (as defined in Section 2.12(b) below). Each of the Company or its Subsidiaries, as the case may be, has a valid and existing leasehold interest in all

Leased Real Property, subject only to Permitted Liens (as defined in Section 2.12(b) below).

            (b) All Company Property and personal properties owned by the Company or any Subsidiary are owned free and clear of all Liens (other than mortgages securing the Company's existing credit facility described in Schedule 2.11(b)) or leased free and clear of all Liens, except for (A) Liens for taxes and assessments or governmental charges or levies which are not at the time of Closing due or payable, (B) Liens in respect of pledges or deposits under workers' compensation laws or similar legislation, carriers', warehousemen's, mechanics', laborers' and materialmen's and similar Liens, which have been incurred in the ordinary course of business, so long as the obligations secured by such Liens are not then delinquent, (C) Liens incidental to the conduct of the business of the Company and its Subsidiaries (other than arising out of claims of infringement) which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not individually or in the aggregate materially detract from the value or materially impair the use and operation of the Company Property to which it relates or the value and operation of the business of the Company as presently conducted, (D) covenants, conditions, restrictions, easements and other similar matters of record existing as of the Effective Date which do not, individually or in the aggregate, impair the use and operation of the Company Property to which it relates in the business of the Company as presently conducted and (E) Liens set forth on Schedule 2.18 arising pursuant to Environmental Laws (the liens described in the foregoing clauses (A), (B), (C), (D) and (E) being "Permitted Liens") and (ii) the Owned Real Property and personal properties owned by the Company or any Subsidiary are not subject to any Liens, building or use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever which interfere with or are violated by the existence of the improvements thereon or the current use and operation of each such Owned Real Property or personal properties, respectively, to which it relates in the business of the Company as currently conducted.

            SECTION 2.13.  Taxes.  (a)  For purposes of this Agreement, (A)
                           ------
"Tax" or "Taxes" shall mean all Federal, state, provincial, county,
          -----
local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales (including bulk sales), use, ad valorem, intangibles, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, real property, personal property, customs, net worth, estimated, capital, gains, transfer, stamp, documentary, social security, alternative minimum, accumulated earnings, goods and services, recapture, recording, severance, environmental (including but not limited to, taxes under Section 59A of the
Code), occupation and other taxes, and including any interest, penalties and additions imposed with respect to such amounts; (B) "Code" shall mean the
                                                     ----
Internal Revenue Code of 1986, as amended, and reference to any Section of the Code shall refer to that Section in effect at the date hereof; (C) "Taxing Authority" shall mean any domestic,
                                   ----------------
foreign, federal, national, state, provincial, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Taxregulatory authority; and (D) "Return" or "Returns"
                                                       ------      -------
shall mean all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information filed with respect to any of the foregoing, maintained, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

            (b) Except as set forth on Schedule 2.13, the Company and each of the Subsidiaries has timely filed or will timely file, as the case may be, with the appropriate Taxing Authority all Returns required to be filed on or prior to the date hereof or the Closing Date, as the case may be, and each such Return was or will be, as the case may be, complete and correct in all material respects at the time of filing.

            (c) Except as set forth on Schedule 2.13, all Taxes (including Taxes for which no Returns are required to be filed and including payroll and wage withholding Taxes) of the Company and any of the Subsidiaries or for which the Company or any of the Subsidiaries is or could otherwise be held liable, or which are or could otherwise become chargeable as an encumbrance upon any property or assets of the Company or any of the Subsidiaries ("Covered Taxes"), have been duly and timely paid. The amount of "accrued Taxes" shown on the Balance Sheet adequately reflects the liability for unpaid Taxes (including deferred Taxes) of Company and the Subsidiaries as of the Balance Sheet Date.

            (d) Except as set forth on Schedule 2.13, the Company has made available for inspection by Parent (A) complete and correct copies of all Returns of the Company and each of the Subsidiaries, with respect to Federal, state, provincial, county, local, municipal, foreign and other income, profits, corporate franchise, receipts, sales, excise, property, net worth and all other material Taxes, that are or have been required to be filed (except as noted in (b) above) for taxable periods ending with or within the last five calendar years and for such longer period as Parent has requested not to exceed the period of the relevant statute of limitations and (B) complete and correct copies of all ruling requests, private letter rulings, revenue agent reports, information document requests and responses thereto, notices of proposed deficiencies, deficiency notices, applications for changes in method of accounting, protests, petitions, closing agreements, settlement agreements, and any similar documents submitted by, received by or agreed to by or on behalf of the Company or any of the Subsidiaries and relating to material Covered Taxes.

            (e) Except as set forth on Schedule 2.13, no liens for Taxes exist with respect to any of the assets or properties of any of the Subsidiaries or Company. The Returns of the Company and each of the Subsidiaries with respect to Federal income Taxes have been examined by the Internal Revenue Service, or the statute of limitations with respect to the relevant Tax liability has expired, for all taxable periods through and including the year ended December 31, 1982. All Returns with respect to state, county, local, municipal, provincial, foreign and other income, profits, corporate franchise, receipts, sales, excise, property, net worth, and capital Taxes, and with respect to all other material Taxes, have been examined by the appropriate Taxing Authority, or the statute of limitations with respect to the relevant Tax liability has expired, for all taxable periods through and including the taxable period listed with respect to each such jurisdiction. Except as set forth on Schedule 2.13, each deficiency resulting from any audit or examination relating to Covered Taxes by any Taxing Authority has been paid and no material issues were raised in writing by the relevant Taxing Authority during any such audit or examination that might apply to taxable periods other than the taxable period to which such audit or examination related. Except as set forth on Schedule 2.13, (A) no Returns with respect to Federal income Taxes are currently under audit or examination by the Internal Revenue Service and any other Taxing Authority, (B) no audit or examination relating to Covered Taxes is currently being conducted by the Internal Revenue Service or any other Taxing Authority and (C) neither the Internal Revenue Service nor any other Taxing Authority has given notice in writing that it will commence any such audit or examination.

            (f) Except as set forth in Schedule 2.13, no Taxing Authority is now asserting (in writing), or, to the knowledge of the Company or any of the Subsidiaries, threatening to assert (in writing), any deficiency or claim for Covered Taxes or any adjustment to any item of income, gain, deduction, loss, credit, or tax basis entering into the computation of Covered Taxes and there is no reasonable basis for any such assertion.

            (g) Except as set forth in Schedule 2.13, (A) no person has made with respect to the Company or any of the Subsidiaries, or with respect to any property held by the Company or any of the Subsidiaries, any consent under
Section 341 of the Code, (B) no property of Company or any of the Subsidiaries constitutes "tax-exempt use property" (as defined in Section 168(h) of the Code), (C) neither the Company nor any of the Subsidiaries is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect prior to the date of enactment of the Tax Equity and Fiscal Responsibility Act of 1982 and (D) none of the assets of Company or any of the Subsidiaries is subject to a lease under Section 7701(h) of the Code or under any predecessor.

            (h) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Covered Taxes and no unrevoked power of attorney with respect to any Covered Taxes has been executed or filed with the Internal Revenue Service or any other Taxing Authority.

            (i) The Company has never been a member of any affiliated, consolidated, combined, unitary or aggregate group for purposes of filing Returns or paying Taxes at any time.

            (j) Except as set forth in Schedule 2.13, none of the Company or any of the Subsidiaries is a party to or is bound by any Tax sharing agreements (whether formal or informal) with any of its affiliates, or with any Taxing Authority.

            (k) None of the Company or any of the Subsidiaries will be required to include in a taxable period on or after the Closing Date taxable income attributable to income that economically accrued in a taxable period ending on or before the Closing Date, including, without limitation, as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting.

            (l) Except as set forth on Schedule 2.13, none of the Company or any of the Subsidiaries will be required in a taxable period beginning on or after the Closing Date to include any amount in income pursuant to Section 481 of the Code (or any comparable provisions of state, local or foreign law), by reason of a change in accounting methods or otherwise, as a result of actions taken prior to the Closing Date.

            (m) Schedule 2.13 lists each state, county, local, municipal or foreign jurisdiction in which Company or any of the Subsidiaries files, has filed, is required to file or has been required to file a Return or is or has been liable for Tax on a "nexus" basis for the current and preceding five years.

            (n) The Company is not, and has not been during the five-year period ending on the date hereof or the Closing Date, as the case may be, a "United States real property holding corporation" within the meaning of Section 897 of the Code.


            (o) Schedule 2.13 provides true and correct descriptions of the following: items for which amounts for taxes have been reserved on the Balance Sheet in excess of reserves necessary to currently pay its operating tax liabilities. The Company has a consolidated net operating loss carryover for regular Federal income tax purposes as of December 31, 1995, of approximately $44 million. The Company has no material net operating loss carryovers in states other than New York (in which it has a net operating loss carryover of $198,000 as of December 31, 1995). The Company has tax credit carryforwards as of December 31, 1995, of approximately

$1.2 million for regular Federal income tax purposes, and no tax credit carryforwards for state tax purposes. In addition, the Company had approximately $1.1 million of minimum tax carryovers.

            (p) Schedule 2.13 sets forth the Company's best estimates, made in good faith, of the excess loss accounts for the Company and its Subsidiaries as of December 31, 1995. The Company estimates in good faith that neither it nor its Subsidiaries had positive balances in any deferred intercompany gain accounts as of December 31, 1995.

            (q) The schedules of the Company's best estimates, made in good faith, of the temporary and permanent differences as of December 31, 1995, previously submitted to the Company are true, correct and complete in all materials respects.

            (r) None of the Company, any of the Subsidiaries or any other affiliate of the Company has made any election under Section 13261(g)(2) or
Section 13261(g)(3) of the Revenue Reconciliation Act of 1993.

            (s) None of the Company, any of the Subsidiaries or any other affiliate of the Company has available any foreign tax credits.

            SECTION 2.14.  Labor Agreements.  Except as identified on
                           -----------------
Schedule 2.14, neither the Company nor any Subsidiary is a party to any union, collective bargaining, works council or similar agreement or arrangement.

            SECTION 2.15.  Benefit Plans.  (i)  Schedule 2.15 is a list of
                           --------------
each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (hereinafter a "Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA, hereinafter a "Welfare Plan"), and each other plan, arrangement or policy relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company and its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under
Section 414(b), (c), (m) or (o) of the Code (each a "Commonly Controlled Entity") for the benefit of any present or former employees of the Company or any of its Subsidiaries (all the foregoing being herein called "Benefit Plans"). The Company has made available to Parent true, complete and correct copies of
(1) each Benefit Plan, (2) the most recent annual report on Form 5500 as filed with the Internal Revenue Service with respect to each applicable Benefit Plan,
(3) the most recent summary plan description (or similar document) with respect to each applicable

Benefit Plan and (4) each trust agreement and insurance or annuity contract relating to any Benefit Plan.

            (ii) Except as disclosed in Schedule 2.15, to the knowledge of the Company, each Benefit Plan has been administered in all material respects in accordance with its terms. Except as disclosed in Schedule 2.15, to the knowledge of the Company, the Company, its Subsidiaries and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code, and all other Applicable Laws. Except as disclosed in
Schedule 2.15, to the knowledge of the Company, there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan that could give rise to a Material Adverse Effect, and to the knowledge of the Company, there are not any facts that could give rise to a Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

            (iii) Except as disclosed on Schedule 2.15, to the knowledge of the Company: (1) all contributions to the Benefit Plans required to be made by the Company or any of its Subsidiaries in accordance with the terms of the Benefit Plans, any applicable collective bargaining agreement and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made, (2) there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Benefit Plan that is a Pension Plan, excluding any Pension Plan which is a multiemployer pension plan as defined in Section 4001(a)(3) of ERISA (hereinafter a "Company Pension Plan") and (3) no Company Pension Plan had an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of the end of the most recently completed plan year. All such contributions to the Benefit Plans for any period ending before the Balance Sheet Date are properly accrued and reflected in the Balance Sheet and such contributions since such Balance Sheet Date will be reflected on subsequent balance sheets.

            (iv) Except as disclosed on Schedule 2.15, to the knowledge of the Company, (1) each Company Pension Plan that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Company Pension Plan and each related trust is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, (2) no such determination letter has been revoked, and revocation has not been threatened, (3) no event has occurred and no circumstances exist that would adversely affect the tax-qualification of such Company Pension Plan and (4) such Company Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that might adversely affect its qualification, materially increase its cost or require security under Section
307 of ERISA. The Company has made available to Parent a copy of the most recent determination letter received with respect to each Company Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter. The Company has also provided to Parent a list of all Company Pension Plan amendments as to which a favorable determination letter has not yet been received.

            (v) Schedule 2.15 discloses whether: (1) to the knowledge of the Company, any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan; (2) to the knowledge of the Company, any Company Pension Plan has been terminated or has been the subject of a "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation ("PBGC"); and (3) to the knowledge of the Company, the Company, any of its Subsidiaries or any trustee, administrator or other fiduciary of any Benefit Plan has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject the Company, any such Subsidiary or any trustee, administrator or other fiduciary to any material liability for breach of fiduciary duty under ERISA or any other applicable law.

            (vi) Except as disclosed on Schedule 2.15, to the knowledge of the Company, as of the most recent valuation date for each Company Pension Plan that is a "defined benefit pension plan" (as defined in Section 3(35) of ERISA (hereinafter a "Defined Benefit Plan")), there was not any amount of "unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) under such Defined Benefit Plan, and the Company is not aware of any facts or circumstances that would materially change the funded status of any such Defined Benefit Plan. The Company has made available to Parent the most recent actuarial report or valuation with respect to each Defined Benefit Plan.

            (vii) Except as disclosed on Schedule 2.15, to the knowledge of the Company, no Commonly Controlled Entity has incurred any liability to a Pension Plan (other than for contributions not yet due) or to the PBGC (other than for the payment of premiums not yet due) that, when aggregated with other such liabilities, would result in a Material Adverse Effect to the Company, which liability has not been fully paid as of the date hereof if due and payable.

            (viii) No Commonly Controlled Entity has (a) engaged in a transaction described in Section 4069 of ERISA that could subject the Company to a material liability at any time after the date hereof or (b) acted in a manner that could, or failed to act so as to, result in material fines, penalties, taxes or related charges under (x)

Section 502(c), (i) or (l) of ERISA, (y) Section 4071 of ERISA or (z) Chapter 43 of the Code.

            (ix) Except as disclosed in Schedule 2.15, to the knowledge of the Company, no Commonly Controlled Entity has announced an intention to withdraw, but has not yet completed withdrawal, from a "multiemployer pension plan" (as defined in Section 4001(a)(3) of ERISA). Except as disclosed on Schedule 2.15, to the knowledge of the Company, no action has been taken, and no circumstances exist, that could result in either a partial or complete withdrawal from such a multiemployer pension plan by any Commonly Controlled Entity. Schedule 2.15 also lists for each Benefit Plan that is a multiemployer pension plan (excluding the multiemployer pension plan in respect of the Company's former New York Building Products, Inc. operations) the Company's best estimate, based upon the information supplied to it by each multiemployer pension plan, of the amount of withdrawal liability that would be incurred if each Commonly Controlled Entity were to make a complete withdrawal from each such plan as of the dates specified in Schedule 2.15. Schedule 2.15 also lists for each Benefit Plan that is a multiemployer pension plan (excluding the multiemployer pension plans in respect of the Company's former New York Building Products, Inc., and Bardstown operations) the Company's best estimate, based upon the information supplied to it by each multiemployer pension plan, of the amount of "unfunded vested benefits" (within the meaning of Section 4211 of ERISA) as of the dates specified in Schedule 2.15. As of the most recent valuation date for the multiemployer pension plan in respect of the Company's former New York Building Products Inc. operations, to the knowledge of the Company, based upon the information supplied to it by such multiemployer pension plan, there was not any amount of "unfunded vested benefits" under such plan.

            (x) The list of Welfare Plans in Schedule 2.15 discloses whether each Welfare Plan is (i) unfunded, (ii) funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured. Except as disclosed on Schedule 2.15, to the knowledge of the Company, apart from the written provisions of the Welfare Plans disclosed to Parent, there are no understandings, agreements or undertakings, written or oral, that would prevent any such Welfare Plan from being amended or terminated at any time after the Closing Date. The Company and its Subsidiaries comply with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code.

            (xi) Except as provided in Section 1.14 with respect to the 1982 Stock Option Plan, the 1992 Stock Option Plan, the Director Option Plan, the LTIP and the Savings Plan, and as provided in the employment and severance agreements listed in Schedules 2.11(a) and 2.15, no employee of the Company or any of its Subsidiaries will be entitled to any additional material benefits or any acceleration of the time of payment or vesting of any material benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

            (xii) During the period beginning on January 1, 1995, and ending on the date of this Agreement, there has been no change (a) in any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or (b) in the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined.

            (xiii) Except as disclosed on Schedule 2.15, to the knowledge of the Company and based upon its best estimate, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(B)(1) of the Code). Schedule 2.15 sets forth (i) the Company's best estimate of the maximum amount that could be paid to each executive officer of Company as a result of the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Benefit Plans currently in effect and (ii) the Company's best estimate of the "base amount" (as such term is defined in Section 280(b)(3) of the Code) for each such executive officer calculated as of the date of this Agreement.

        SECTION 2.16.  Labor Disputes; Unfair Labor Practices.  (a)
                       ---------------------------------------
There is neither pending nor, to the knowledge of the Company, threatened any labor dispute which could materially adversely affect the facility that is the subject of such dispute, or any strike or work stoppage involving the Company or any Subsidiary.

            (b) There is not now pending or, to the knowledge of the Company, threatened any charge or complaint against the Company or any Subsidiary by the National Labor Relations Board, any state or local labor or employment agency or any representative thereof.

            SECTION 2.17.  Product Warranties.  (a)  The standard forms of
                           -------------------
product warranties and guarantees used by the Company and each Subsidiary during the past five (5) years are attached as Schedule 2.17 hereto. Neither the Company nor any Subsidiary has authorized any product warranty or guaranty during such period of time other than pursuant to such forms.

            (b) Other than as set forth on Schedule 2.17 or relating to any matter that has been resolved or that the Company reasonably believes has been abandoned, as of date of this Agreement, the Company has not received written notice of any product warranty or similar claims with an actual or alleged liability to the Company or any Subsidiary other than routine warranty claims against the Company that do not in the aggregate exceed in any material respect the level of such claims historically experienced by the Company in the ordinary course. The Company does not believe that the Assurance of Discontinuance dated November 1995 between the Commonwealth of Massachusetts and Bird, Inc. will result in an increase in liability for claims under product warranties over the level historically experienced by the Company in the ordinary course.


            SECTION 2.18.  Environmental Matters.  Except as disclosed in
                           ----------------------
Schedule 2.18, with respect to the business and operations of the Company and its Subsidiaries and to the Owned Real Property and Leased Real Property:

            (a) No Hazardous Material has been used, possessed, Released, generated, manufactured or treated, on or under such Owned Real Property or Leased Real Property, as the case may be, by the Company or any Subsidiary in material violation of any Environmental Law.

            (b) The Company and each Subsidiary, as the case may be, has through the date hereof (i) secured and maintained compliance with all permits, certificates, licenses, approvals, registrations or authorizations required for the conduct of their respective businesses under Environmental Laws and (ii) maintained such Owned Real Property or Leased Real Property and conducted their respective business thereon in accordance in all material respects with all Environmental Laws.

            (c) No written notice, written request for information pursuant to common law, law or regulation, citation, summons, complaint or order has been received by the Company or any Subsidiary, and no penalty has been assessed and, to the knowledge of the Company, no investigation or review is pending or threatened by any Governmental Authority or other Person, with respect to the business and operations of the Company and its Subsidiaries or to such Owned Real Property or Leased Real Property, as the case may be, other than relating to any matter that has been resolved or that the Company reasonably believes has been abandoned, regarding (i) any alleged violation by the Company or any Subsidiary of any Environmental Laws, (ii) any alleged failure by the Company or any Subsidiary to have any environmental permit, certificate, license, approval, registration or authorization required under any Environmental Law, or (iii) any use, possession, spill, Release, threatened Release, storage, generation, manufacture, treatment, deposit, discharge, transportation or disposal by or on behalf of the Company or any Subsidiary of any Hazardous Material.

            (d) Neither the Company nor any Subsidiary has entered into or agreed to any court decree or order nor are any of them subject to any judgment, decree or order relating to compliance with any Environmental Law or to investigation or cleanup under any Environmental Law.

            (e) There are no aboveground or underground storage tanks on any such Owned Real Property or Leased Real Property.

            (f) Neither the Company nor any Subsidiary has received any written notice of non-compliance with any applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority that relate to occupational health and safety, other than relating to any matter that has been resolved or that the Company reasonably believes has been abandoned.

            (g) The investigation, remediation, cleanup and other costs of the Company relating to compliance with any Environmental Law will not exceed an amount equal to 205% of the Company's estimates of such amounts (the "Company Estimates") provided to Parent by the Company in a letter dated January 30, 1996. The Company has used its best efforts in preparing the Company Estimates consistent with all recognized best engineering practices.

            As used in this Agreement, the term "Environmental Laws" means any and all applicable treaties, laws, regulations, enforceable requirements, binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses or variances, promulgated or entered into by any Governmental Authority, relating to the environment, conservation, preservation or reclamation of natural resources, or to the management, Release or threatened Release of Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section Section 9601 et seq. ("CERCLA"), the Federal Water Pollution
                            -- ---
Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. Section
Section 1251 et seq., Clean Air Act of 1970, as amended, 42 U.S.C. Section
             -- ---
Section 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C.
             -- ---
Section Section 2601 et seq., the Occupational Safety and Health Act of 1970,
                     -- ---
as amended, 29 U.S.C. Section Section 651 et seq., the Emergency Planning and
                                          -- ---
Community Right-to-Know Act of 1986, 42 U.S.C. Section Section 11001 et seq.,
                                                                     -- ---
the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Section Section 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section
       -- ---
Section 1801 et seq., and any similar or implementing state or local law, and
             -- ---
all amendments or regulations promulgated thereunder.

            As used in this Agreement, the term "Hazardous Materials" means all explosive or regulated radioactive materials or substances, hazardous or toxic substances, wastes or chemicals, petroleum (including crude oil or any faction thereof) or petroleum distillates, asbestos or asbestos containing materials, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous substances pursuant to Section 101(14) of the CERCLA.

            As used in this Agreement, the term "Release" means any spilling, emitting, leaking, pumping, pouring, emptying, injecting, depositing, disposing, discharging, dispersing, leaching, emanating or migrating of any Hazardous Materials in, into, onto, or though the environment (including ambient air, surface water, groundwater, soils, land surface, subsurface strata, workplace or structure).

            SECTION 2.19.  Insurance.  The Company and each Subsidiary has
                           ----------
been and is insured by financially sound and reputable insurers unaffiliated with the Company with respect to its and their properties and the conduct of its and their business in such amounts and against such risks as are consistent with industry practice. The insurance coverage provided by such policies of insurance will be continued through the Effective Date and will not terminate or lapse by reason of the transactions contemplated by this Agreement. The Company has provided to Parent copies of such policies of insurance. Except as set forth in Schedule 2.19, neither the Company nor any Subsidiary has been denied insurance coverage by any carrier in the last three years.

            SECTION 2.20.  SEC Filings.  (a) Schedule 2.20 sets forth all
                           ------------
of the documents filed since January 1, 1994 through the date of this Agreement by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), or the Exchange Act. The documents listed in Schedule 2.20 (the "SEC Documents") are all the documents the Company was required to file under the Securities Act or the Exchange Act since January 1, 1994, and at the time they were filed and when supplemented or amended, the SEC Documents complied with the requirements of the Securities Act and the Exchange Act, as applicable, and at such time, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents, at the time they were filed and when supplemented or amended, complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods therein indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments).

            (b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents or (ii) the information to be filed by the Company in connection with the Offer pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder (the "Information Statement"), will, at the respective times the Offer Documents and the Information Statement are filed with the SEC and first published, sent or given to holders of shares of Company Common Stock or Preference Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

            SECTION 2.21.  Brokers and Finders.  The Company has not
                           --------------------
employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses in connection with this Agreement or the Merger contemplated herein except for Dillon, Read & Co. Inc. The Company has delivered to Parent a copy of its engagement letter with Dillon, Read & Co. Inc. The estimated investment banking and legal fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the Merger contemplated by this Agreement have been disclosed to Parent in writing on the date hereof.

            SECTION 2.22.  Rights Agreement; Antitakeover.  (a)  The
                           -------------------------------
Company has taken all necessary action to (i) amend the Rights Agreement to render the Rights inapplicable to the Offer and the Merger and the other transactions contemplated by this Agreement and (ii) ensure that (y) neither Parent nor any of its affiliates is an Acquiring Person (as defined in the Rights Agreement) and (z) a Stock Acquisition Date, a Distribution Date or a Triggering Event (as such terms are defined in the Rights Agreement) does not occur by reason of the announcement or consummation of the Offer and the Merger or any of the other transactions contemplated by this Agreement.

            (b) The Company has taken or will take prior to Closing all action necessary to approve the Offer and the Merger such that the approval (along with the stockholder approval required pursuant to Section 6.03) is sufficient to render entirely inapplicable to the Offer and the Merger or Parent or Acquisition Sub the provisions of

Chapter 110C, 110D, 110E and 110F of the Massachusetts General Laws. No other antitakeover or similar statute or regulation applies or purports to apply to the transactions contemplated by this Agreement.

            SECTION 2.23.  Opinion of Financial Advisor.  The Company
                           -----------------------------
has received the opinion of Dillon, Read & Co. Inc. to the effect that the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, a copy of which opinion has been delivered to Parent.

            SECTION 2.24.  Asbestos Claims.  The Agreement of Settlement
                           ----------------
dated March 8, 1993, between Employers Insurance of Wausau and the Company with respect to insurance coverage for the Company's exposure for future asbestos expenses and liabilities is in full force and effect.


                               ARTICLE III

              Representations and Warranties of Parent
              ----------------------------------------

            Parent hereby represents and warrants to the Company as follows:

            SECTION 3.01.  Corporate Organization.  Parent is a corporation
                           -----------------------
duly incorporated, validly existing and in good standing under the laws of Delaware with all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Parent is qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary, except where failure to be qualified would not reasonably be expected to have a material adverse effect on the ability of Parent to carry out the transactions contemplated hereby without significant unanticipated delay.

            SECTION 3.02.  Authorization.  (a)  Parent has requisite
                           --------------
corporate power and authority to execute and deliver this Agreement and, subject to the satisfaction of the conditions set forth herein and therein, to consummate the transactions contemplated hereby and thereby.

            (b) This Agreement has been approved by the Board of Directors of Parent and upon such approval no other corporate proceeding on the part of Parent is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

            (c) This Agreement has been duly and validly executed and delivered by Parent and is a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws in effect now or hereafter in effect relating to creditors' rights generally and by equitable principles (whether considered in a proceeding at law or in equity).

            SECTION 3.03.  Absence of Conflicts; Consents.  Neither the
                           -------------------------------
execution and delivery by Parent of this Agreement nor the consummation by Parent of the transactions contemplated hereby will:

            (a) conflict with or result in a breach of any provision of the certificate of incorporation or By-Laws of Parent which would have a material adverse effect on the ability of Parent to carry out the transactions contemplated hereby without significant unanticipated delay;

            (b) result in the creation of any Lien upon any of the properties of Parent which would have a material adverse effect on the ability of Parent to carry out the transactions contemplated hereby without significant unanticipated delay;

            (c) with or without giving of notice or the passage of time, or both, violate, or conflict with, or constitute a default under, or result in the termination or in a right of termination of, violate or be in conflict with, result in a breach of any term or provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by, or give any other Person a basis for accelerated or increased rights or termination or nonperformance under, or require any consent, authorization or approval under, any term or provision of any Lien, lease, license or other agreement or instrument to which Parent or any of its Subsidiaries is a party or by which it or they are bound, except to the extent that such circumstance would not have a material adverse effect on the ability of Parent to carry out the transactions contemplated hereby without significant unanticipated delay;

            (d) subject to the approval of the Merger by the Company's stockholders, to the knowledge of Parent, violate any provision of, or require any consent, authorization or approval under, any Applicable Laws of any Governmental Authority, or any Judgment applicable to Parent or any of its Subsidiaries, except to the extent that such circumstance would not have a material adverse effect on the ability of Parent to carry out the transactions contemplated hereby without significant unanticipated delay; or

            (e) require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority, to be made or obtained by or on behalf of Parent except (i) as required by the Exchange Act, (ii) the filing of the Articles of Merger and other appropriate merger documents, if any, as required by the laws of the Commonwealth of Massachusetts or, in connection with the maintenance of qualification to do business in other jurisdictions, such other jurisdictions and (iii) filings with the FTC and with the Antitrust Division under the HSR Act.

            SECTION 3.04.  Litigation.  Neither Parent nor any of its
                           -----------
Subsidiaries is engaged in, and there is not, to the knowledge of Parent, pending, nor has Parent or any of its Subsidiaries received any written notice of, any Legal Action which would prevent Parent from consummating the transactions contemplated hereby.


            SECTION 3.05.  Brokers and Finders.  Parent has not employed
                           --------------------
any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses in connection with this Agreement or the transactions contemplated hereby except for McFarland Dewey & Co. In the event that the Company shall be obligated to pay Parent's Expenses pursuant to Article X, Parent will deliver to the Company a copy of its engagement letter with McFarland Dewey & Co.


                               ARTICLE IV

          Representations and Warranties of Acquisition Sub
          -------------------------------------------------

            Acquisition Sub hereby represents and warrants to the Company as follows:

            SECTION 4.01.  Corporate Organization.  Acquisition Sub is a
                           -----------------------
corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has not engaged in any operations or incurred any obligations other than incident to its organization and the performance of this Agreement.

            SECTION 4.02.  Authorization.  (a)  Acquisition Sub has all
                           --------------
requisite corporate power and authority, if necessary, to execute, deliver and file the Articles of Merger and to execute and deliver this Agreement and, subject to the satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of Acquisition Sub, and no other corporate proceeding on the part of Acquisition Sub is necessary to authorize this

Agreement or to consummate the transactions contemplated hereby without significant unanticipated delay.

            (b) The Agreement has been duly and validly executed and delivered by Acquisition Sub and is a valid and binding agreement of Acquisition Sub, enforceable against Acquisition Sub in accordance with its terms, enforceable against Acquisition Sub in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws in effect now or hereafter in effect relating to creditors' rights generally and by equitable principles (whether considered in a proceeding at law or in equity).

            SECTION 4.03.  Absence of Conflicts; Consents.  Neither the
                           -------------------------------
execution and delivery by Acquisition Sub of this Agreement nor the consummation by Acquisition Sub of the transactions contemplated hereby will:

            (a) conflict with or result in a breach of any provision of the Articles of Organization or By-Laws of Acquisition Sub which would have a material adverse effect on the ability of Acquisition Sub to carry out the transactions contemplated hereby without significant unanticipated delay;

            (b) result in the creation of any Lien upon any of the properties of Acquisition Sub which would have a material adverse effect on the ability of Acquisition Sub to carry out the transactions contemplated hereby without significant unanticipated delay;

            (c) with or without giving of notice or the passage of time, or both, violate, or conflict with, or constitute a default under, or result in the termination or in a right of termination of, violate or be in conflict with, result in a breach of any term or provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by, or give any other Person a basis for accelerated or increased rights or termination or nonperformance under, or require any consent, authorization or approval under, any term or provision of any Lien, lease, license or other agreement or instrument to which Acquisition Sub or any of its Subsidiaries is a party or by which it or they are bound, unless such circumstance would not have a material adverse effect on the ability of Acquisition Sub to carry out the transactions contemplated hereby without significant unanticipated delay;

            (d) subject to the approval of the Merger by the Company's stockholders, to the knowledge of Acquisition Sub, violate any provision of, or require any consent, authorization or approval under, any Applicable Laws of any Governmental Authority, or any Judgment applicable to Acquisition Sub or any of its Subsidiaries, except to the extent that such circumstance would not have a material adverse effect on the ability of Acquisition Sub to carry out the transactions contemplated hereby without significant unanticipated delay; or

            (e) require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority, to be made or obtained by or on behalf of Acquisition Sub except (i) as required by the Exchange Act, (ii) the filing of the Articles of Merger and other appropriate merger documents, if any, as required by the laws of the Commonwealth of Massachusetts or, in connection with the maintenance of qualification to do business in other jurisdictions, such other jurisdictions and (iii) filings with the FTC and with the Antitrust Division under the HSR Act.

            SECTION 4.04.  Litigation.  Neither Acquisition Sub nor any of
                           -----------
its Subsidiaries is engaged in, and there is not, to the knowledge of Acquisition Sub, pending, nor has Acquisition Sub received any written notice of, any Legal Action which would prevent Acquisition Sub from consummating the transactions contemplated hereby.

            SECTION 4.05.  Capitalization.  The authorized capital stock of
                           ---------------
Acquisition Sub consists of 200,000 shares of Common Stock, $1 par value, of which 100 shares are issued and outstanding. All issued and outstanding shares of Acquisition Sub Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive rights and all of such shares are owned, beneficially and of record, by Parent. There are no outstanding securities convertible into or exchangeable or exercisable for shares of capital stock of Acquisition Sub.

            SECTION 4.06.  Brokers and Finders.  Acquisition Sub has not
                           --------------------
employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses in connection with this Agreement or the transactions contemplated hereby.


                                   ARTICLE V

                                   Covenants
                                   ---------

            SECTION 5.01.  Access and Information.  (a)  From the date
                           -----------------------
hereof until the Effective Date or, if earlier, the date of termination of this Agreement pursuant to Section 9.01, the Company shall, and shall cause its Subsidiaries to, afford to Parent and to Parent's officers, employees, accountants, counsel and other authorized representatives full access, upon reasonable notice to the Company, to their plants, properties, books and records during normal business hours for the purpose of making such investigations as Parent shall reasonably desire in connection with the transactions contemplated hereby, at its expense (except as otherwise contemplated by Section 10.01), and the Company shall use its reasonable efforts to cause its and its Subsidiaries' representatives to furnish promptly to Parent such additional financial and operating data and other information regarding the business and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request for such purpose. In addition, the Company shall afford to Parent and to Parent's officers, employees, accountants, counsel and other authorized representatives the right to speak directly with the lenders of the Company and its Subsidiaries in the presence of representatives of the Company selected by the Chief Executive Officer of the Company, including without limitation, Fleet Capital Corporation.

            (b) The provisions of the confidentiality agreement dated April 13, 1994 (the "Confidentiality Agreement"), between the Company and Saint-Gobain Corporation in connection with the transactions contemplated hereby shall be incorporated herein and made a part hereof except that the termination of such Agreement shall be extended to December 31, 1996.

            SECTION 5.02.  Proxy Statement.  (a)  The Company shall prepare
                           ----------------
and file with the SEC, as soon as reasonably practicable, the proxy statement to be distributed to the Company's stockholders in connection with the Special Meeting referred to in Section 5.03 (the "Proxy Statement"), and the Company shall use all reasonable efforts to have such Proxy Statement cleared by the SEC. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied or required to be supplied by Parent or Acquisition Sub for inclusion or incorporation by reference in the Proxy Statement.

            (b) Parent shall cooperate with the Company in preparing the Proxy Statement and making any filings required to be made pursuant to this Section 5.02, and the Company shall consult with Parent in that regard and keep Parent fully informed of its progress with respect thereto and provide to Parent copies of the Proxy Statement and all such filings for review and approval prior to the finalization thereof.

            (c) Parent and the Company shall furnish to each other, and each other's counsel, all such information as may be required and requested in connection with the preparation of the Proxy Statement and the filing of the Proxy Statement with the SEC, and each represents and warrants to the other that no written information furnished as provided for in this Section 5.02(c) which has been prepared by the responsible party will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances under which it is so furnished, not misleading.

            (d) Parent and the Company shall each promptly notify the other if at any time before the Effective Date it becomes aware that the Proxy Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, the Company shall prepare a supplement or amendment to the Proxy Statement which corrects such misstatements or omissions and shall cause the same to be filed with the SEC and distributed to the stockholders of the Company in accordance with the Exchange Act.

            (e) Upon the acceptance of any shares of Company Common Stock and Preference Stock (if any) by Acquisition Sub pursuant to the Offer (the "Consummation of the Offer"), Parent shall cause Acquisition Sub to vote all its shares of Company Common Stock and Preference Stock in favor of the Merger.

            SECTION 5.03.  Stockholders' Meeting.  (a)  The Company shall
                           ----------------------
call a special meeting of its stockholders ("Special Meeting") to consider and vote upon the matters necessary for the consummation of the transactions contemplated by this Agreement and shall recommend to its stockholders a vote "FOR" the Merger; provided, however, that nothing contained in this
                  --------  -------
Section 5.03(a) or any other provision of this Agreement shall prohibit the Company or its Board of Directors, or the representatives of either of them, from recommending to the stockholders of the Company against, or withdrawing, modifying or changing its recommendation to the stockholders with respect to, the Merger, if permitted by Section 5.12 hereof.

            (b) The date of the Special Meeting shall be determined jointly by Parent and the Company, but shall occur as soon as practicable following the SEC's approval of the Proxy Statement and related proxy materials.

            SECTION 5.04.  Supplemental Information.  From time to time
                           -------------------------
prior to the Effective Date, the Company shall promptly advise Parent of any inaccuracy of which it has knowledge in any Schedules which it has delivered pursuant to this Agreement if any matter arises hereafter which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any such Schedule. Such updating shall not cure any breach or misrepresentation or failure of any closing condition that may exist based on the Schedules originally delivered with this Agreement.

            SECTION 5.05.  Further Assurances.  Consistent with the terms
                           -------------------
and conditions hereof, each party hereto shall execute and deliver such instruments and take such other action as the other parties hereto may reasonably require in order to carry out this Agreement and the transactions contemplated hereby.

            SECTION 5.06.  Conduct of Company Business Prior to the Effective
                           ---------------------------------------------------
Date.  (a)  Except as set forth on Schedule 5.06 or any other Schedule hereto
- -----
with reference to this Section 5.06 or otherwise consented to or approved by an authorized officer of Parent or as expressly contemplated or permitted by this Agreement, the Company agrees that prior to the Effective Date (or, if earlier, when a majority of the members of the Board of Directors of the Company are designees of Acquisition Sub in accordance with Section 5.21) the business of the Company and its Subsidiaries shall be conducted in the ordinary course consistent with past practice and:

            (i) no change shall be made in the respective articles or certificate of organization or incorporation or By-Laws of the Company or any of its Subsidiaries;

            (ii) no change shall be made in the number of shares of the Company's authorized, issued or outstanding capital stock; nor shall any Conversion Rights be granted, made, redeemed or amended; nor shall the Company or any Subsidiary issue, deliver, pledge or sell any such shares, securities or obligations (except deliveries or pledges in favor of the Company's senior lenders); provided, however, that the Company
                                 --------  -------
      shall be permitted to issue shares or other securities as contemplated by the Savings Plan as in effect on the date hereof and shall be permitted to issue shares of Common Stock in connection with the due exercise of Options under the 1982 Stock Option Plan, the 1992 Stock Option Plan, the Director Option Plan or any other right or convertible security outstanding as of the date of this Agreement in accordance with the existing terms thereof;

            (iii) except as required with respect to the 5% Stock (including the obligations set forth in Section 5.19) or with respect to the Preference Stock as permitted in Section 5.19, (x) no dividend shall be declared or paid or other distribution (whether in cash, stock, property or any combination thereof) or payment declared or made in respect of the Company Common Stock or any other outstanding capital stock of the Company, nor shall the Company or any Subsidiary (y) purchase, acquire or redeem any shares of Company Common Stock, 5% Stock or Preference Stock or (z) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

            (iv) neither the Company nor any Subsidiary shall enter into any Material Contract, or except in the ordinary course of business consistent with past practice any other agreement, commitment or instrument;

            (v) the Company shall use and shall cause each Subsidiary to use its and their respective reasonable efforts to preserve its and their business organization intact, to keep available the services of its and their officers and present key employees and to preserve its and their properties and the goodwill of its and their suppliers, customers and others with whom business relationships exist;

            (vi) the Company shall not take, agree to take or permit any Subsidiary to take any action or do or permit to be done anything in the conduct of its business or that of any Subsidiary which would be contrary to or in breach of any of the terms or provisions of this Agreement or which would cause any of the representations of the Company contained herein to be or become untrue in any material respect;

            (vii) neither the Company nor any of its Subsidiaries shall adopt or amend in any material respect or terminate any Benefit Plan, except as required by law, or change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan (except to the extent that failure to make such change would result in noncompliance with GAAP, ERISA or the Code), or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined, except as required by Applicable Law;

            (viii) the Company shall not acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except purchases of inventory, raw materials, supplies and similar materials in the ordinary course of business consistent with past practice and capital expenditures complying with clause (xi);

            (ix) the Company shall not sell, lease, license, mortgage or otherwise encumber or subject to any Lien (except in favor of the Company's senior lenders or Permitted Liens) or otherwise dispose of any of its material properties or assets, except bona fide sales of inventory in the ordinary course of business consistent with past practice;

            (x) the Company shall not (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice and routine endorsements in the process of collection, or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company or routine travel and similar advances to employees;

            (xi) the Company shall not make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $250,000;

            (xii) the Company shall not make any tax election or settle or compromise any income tax liability; provided that Parent shall not
                                           --------
      unreasonably withhold any consent or approval of any such tax election, settlement or compromise; and provided further that the filing of the
                                    ----------------
      Company's 1995 Federal income tax return and 1995 state and local income tax returns shall not constitute the settling or compromising of any income tax liability for purposes of this paragraph;

            (xiii) the Company shall not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities that are reflected or reserved against in, the Balance Sheet or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party, except as permitted by
      Section 5.12; and

            (xiv) the Company shall not authorize any of, or commit or agree to take any of, the foregoing actions.

            (b) Parent shall respond within a reasonable period of time to any request for consent or approval required under Section 5.06.

            (c)  Advice of Changes.  The Company shall promptly advise
                 ------------------
Parent orally and in writing of any change or event of which the Company has knowledge having, or which, insofar as can reasonably be foreseen, would have, a Material Adverse Effect.

            SECTION 5.07.  Consents.  Each of the Company, Parent and
                           ---------
Acquisition Sub shall, and shall cause each of their Subsidiaries to, use its and their reasonable efforts to obtain prior to the Effective Date all approvals, authorizations and consents of all third Persons identified on
Schedule 2.05 and all Permits which are necessary for (i) the consummation of the Offer, the Merger and the other transactions contemplated hereby, (ii) the ownership or leasing and operation by the Surviving Corporation and each of its Subsidiaries of all the properties and assets of the Company and its Subsidiaries and (iii) the conduct by the Surviving Corporation and each of its Subsidiaries of the business of the Company and its Subsidiaries as conducted by such entities on the date hereof.

            SECTION 5.08.  Filings.  The Company, Parent and Acquisition
                           --------
Sub shall use their reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation in connection with all notices, reports or other documentation filed by Parent and the Company under the HSR Act. The Company, Parent and Acquisition Sub shall take such reasonable action as may be necessary under state and Federal securities laws applicable to or necessary for, and will file all documents and notifications with the SEC and other Governmental Authorities reasonably necessary for, the consummation of the Offer, the Merger and the transactions contemplated hereby. Each party shall furnish the other and the other's counsel with all information reasonably requested by such other party pertaining to it and its subsidiaries and affiliates as may be required in order to enable such other party to take all such actions as required by this
Section 5.08. Nothing in this Agreement shall require Parent to dispose of, or make any change in, any portion of its or the Company's assets or business or to pay any material amount or incur any other material burden in order to obtain any consent, approval or authorization or satisfy any condition in connection with the Closing.

            SECTION 5.09.  Filing of Articles of Merger.  Subject to the
                           -----------------------------
terms and conditions of this Agreement, as soon as practicable following the approval of the Merger by the stockholders of the Company contemplated by
Section 5.03 hereof, the Company, Parent and Acquisition Sub will cause the Articles of Merger to be filed with the Secretary of State of the Commonwealth of Massachusetts.

            SECTION 5.10.  Interim Financial Statements.  Until the
                           -----------------------------
Effective Date or, if earlier, the date of termination of this Agreement pursuant to Section 9.01, as soon as practicable but in no event later than 30 days after the end of each month beginning with February 1996, the Company shall deliver to Parent unaudited consolidated financial information for such month and the corresponding month of the preceding year as prepared by the Company's management for its own internal purposes, such information to be held in confidence in accordance with Section 5.01(b) hereof. Until the Effective Date or, if earlier, the date of termination of this Agreement pursuant to Section 9.01, the Company shall deliver to Parent its Form 10-Q for each quarter within 45 days after the end of such quarter after the date of this Agreement (but not later than the business day prior to the date of filing of such Form 10-Q with the SEC). The financial statements contained therein shall present fairly in all material respects the Company's consolidated financial condition, results of operations and changes in financial position (on a consolidated basis) as at the date or for the periods indicated in accordance with GAAP consistently applied, except as otherwise indicated in such statements and except as to format and footnote disclosure shall be prepared in conformity with the requirements of Rule 10-01 of Regulation S-X under the Exchange Act and Item 303 of Regulation S-K.

            SECTION 5.11.  Public Announcements.  (a)  The parties agree
                           ---------------------
that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Thereafter, unless required by Applicable Law or by the rules of any applicable self-regulatory organizations, the Company, Parent and Acquisition Sub shall not, and shall each cause their respective officers, employees and other authorized representatives not to, prior to the Effective Date, issue any press release or make any other public disclosure or announcement or otherwise make any disclosure to any third Person (other than by way of the Offer Documents, the Schedule 14D-9 and the Proxy Statement referred to in Section 5.02) concerning the transactions contemplated by this Agreement or the terms and provisions hereof.

            (b) Should any press release or other public disclosure be required to be made, then the party required to make such release or disclosure shall not make such release or disclosure without first using its reasonable efforts to obtain the prior written consent of the other parties hereto as to both the timing and content of such press release or public disclosure, which consent shall not be unreasonably withheld.

            SECTION 5.12.  No Solicitation.  (a)  The Company shall not,
                           ----------------
nor shall it permit any of its Subsidiaries or affiliates to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, (i) solicit or initiate, or knowingly encourage the submission of, any takeover proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any takeover proposal (except for (1) non-confidential information, or

(2) filings with the SEC); provided, however, that prior to the earlier of
                           --------  -------
(x) the Consummation of the Offer or (y) the Special Meeting, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by the Board of Directors based on the advice of counsel, the Company may, (A) in response to an unsolicited request therefor, furnish information with respect to the Company (pursuant to a confidentiality agreement at least as restrictive as the Confidentiality Agreement (as determined by the Company's counsel)) to any person who has indicated to the Company that it is interested in pursuing a qualified takeover proposal and discuss such information (but not the terms of any possible takeover proposal) with such person and (B) upon receipt by the Company of a qualified takeover proposal, following the delivery to Parent of the notice required pursuant to
Section 5.12(c), participate in discussions or negotiations regarding such qualified takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer of the Company or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.12 by the Company. For purposes of this Agreement, "takeover proposal" means any proposal for a merger or other business combination (regardless of legal form) involving the Company or any Subsidiary or any proposal or offer to acquire in any manner, directly or indirectly, a substantial portion of the assets or business of the Company or a substantial equity interest in, or any substantial amount of voting securities of, the Company or any Subsidiary, or any other transaction outside the ordinary course of business and not otherwise specifically permitted by the terms of this Agreement the consummation of which would impede or prevent the consummation of the Merger pursuant to the terms of this Agreement; and "qualified takeover proposal" means a takeover proposal having terms which the Board of Directors of the Company determines (based on, among other things, the advice of a financial advisor of nationally recognized reputation) in its good faith reasonable judgment to be more favorable to the holders of Company Common Stock than the Total Merger Consideration and holders of Preference Stock than the Preference Stock Consideration and likely to be fully financed and consummated.

            (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Acquisition Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement, the Offer or the Merger, (ii) approve or recommend, or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives a qualified takeover proposal, the Board of Directors or any committee thereof or the Company may (subject to the limitations contained in this Section) withdraw or modify its approval or recommendation of this Agreement, the Offer or the Merger at any time after 48 hours following Parent's receipt of written notice (a "Notice of Qualified Takeover Proposal") advising Parent that the Board of Directors has received a qualified takeover proposal, specifying the material terms and conditions of such qualified takeover proposal and identifying the person making such qualified takeover proposal. The Company may take any of the foregoing actions pursuant to the preceding sentence only until the earlier of (x) the Consummation of the Offer or (y) the approval of the Merger at the Special Meeting. Nothing contained herein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) following Parent's receipt of a Notice of Qualified Takeover Proposal provided that the Company does not withdraw or modify its position with respect to the Merger or approve or recommend a takeover proposal.

            (c) In addition to the obligations of the Company set forth in paragraph (b) of this Section, the Company shall promptly advise Parent orally and in writing of any request for information or of any takeover proposal, or any inquiry with respect to any takeover proposal, the material terms and conditions of such request, takeover proposal or inquiry, and the identity of the person making any such takeover proposal or inquiry. The Company shall keep Parent fully informed of the status and details of any such request, takeover proposal or inquiry.

            SECTION 5.13.  Validity of Representations.  Parent,
                           ----------------------------
Acquisition Sub and the Company shall each take such action as is reasonably necessary to render their respective representations and warranties accurate on and as of the Effective Date. Without limiting the foregoing, the Company shall take any action required by Parent to ensure the accuracy of Section 2.22 including redemption of the Rights if Parent determines that would be desirable.

            SECTION 5.14.  Employees; Benefits.  Parent and Acquisition Sub
                           --------------------
shall honor (i) all employment, severance or similar contractual arrangements in accordance with their terms in existence on the date of this Agreement and disclosed prior to the date of this Agreement to Parent and (ii) all legally imposed obligations relating to employment matters. After the Closing Date, Parent and Acquisition Sub shall comply with enforceable Applicable Law, including without limitation the Workers Adjustment Retraining Notification Act, 29 U.S.C. Section 2101 et seq. It is the current intention of Parent
                            -- ---
and Acquisition Sub to cause the Surviving Corporation to provide benefits to employees of the Company and its Subsidiaries that are no less favorable in the aggregate to such employees than those in effect on the date of this Agreement; provided, however, that the foregoing shall not limit or restrict the
- --------  -------
right of the Surviving Corporation or its Subsidiaries to terminate the employment of such employees or subsequently to modify the benefits or other terms of employment of such employees, to the extent permitted by enforceable Applicable Law.

            SECTION 5.15.  Indemnification and Insurance.  (a)  Parent and
                           ------------------------------
Acquisition Sub hereby agree that all rights to indemnification now existing in favor of the directors or officers of the Company and its Subsidiaries (the "Indemnified Parties") as currently provided in their respective certificates or articles of incorporation or organization and By-Laws or in any agreements, contracts or arrangements with the Company or any of its Subsidiaries in effect on the date hereof and previously furnished to Parent and to the extent not in violation of applicable state law, shall survive the Merger and shall continue in full force and effect for a period of five years from the Effective Date; provided that, in the event any claim or claims are asserted or made within
- --------
such five year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. Without limiting the foregoing, to the extent currently provided in the certificates or articles of incorporation or organization and By-Laws of the Company and its Subsidiaries and Massachusetts law, or agreements, contracts or arrangements disclosed to Parent with the Company or any of the Subsidiaries, in the event that any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the transaction contemplated by this Agreement, occurring prior to, and including, the Effective Date, or otherwise relating to or arising out of such matters, Parent or the Surviving Corporation shall periodically advance to such Indemnified Party his or her legal and other expenses (including the costs of any investigation and preparation incurred in connection therewith). Parent shall use all reasonable efforts to maintain in effect, or shall cause the Surviving Corporation to use all reasonable efforts to maintain in effect, for two years after the Effective Date, directors' and officers' liability insurance ("D&O Insurance") covering those persons covered by the Company's directors' and officers' liability insurance on the date of this Agreement or the Effective Date and which is substantially equivalent in terms of coverage and amount as the Company has in effect on the Effective Date so long as such insurance is available and the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of this Agreement (the "Maximum Premium"). If the existing D&O Insurance expires, is terminated or cancelled during such two-year period, Parent will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance. The Company represents to Parent that the Maximum Premium is $179,000.

            (b) Any Indemnified Party wishing to claim indemnification hereunder, upon learning of any such Legal Action, shall promptly notify Parent and the Surviving Corporation with respect thereto, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party hereunder except to the extent that Parent and the Surviving Corporation are materially prejudiced thereby.

            (c) Parent and the Surviving Corporation shall periodically, as requested, advance to such Indemnified Party his, her or its legal and other expenses (including the cost of investigation and preparation incurred in connection therewith) to the extent such Indemnified Party is indemnified pursuant to the terms of this Section 5.15, unless it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification hereunder.

            (d) Parent and the Surviving Corporation shall be subrogated to any rights any Indemnified Party may have with respect to any amounts paid to or on behalf of such Indemnified Party by Parent and the Surviving Corporation hereunder.

            SECTION 5.16.  Redemption of 5% Stock and Preference Stock.
                           --------------------------------------------
(a) In connection with the Merger, the Company, Parent and Acquisition Sub hereby agree that the 5% Stock shall be redeemed and retired, as soon as practicable following the Effective Date for the 5% Stock Consideration in accordance with the Surviving Corporation's Articles of Organization.

            (b) Prior to the date specified in the call notice for the redemption and retirement of the 5% Stock, the Surviving Corporation shall cause to be deposited with an appropriate trust company or bank, for the credit of the holders of the 5% Stock, sufficient funds to be paid to such holders for redemption and retirement of all of such shares of 5% Stock as provided for herein and in the Surviving Corporation's Articles of Organization.

            (c) If requested by Parent or Acquisition Sub, the Company shall as soon as practicable thereafter and prior to the Effective Time deliver a notice of redemption fixing a date of redemption at the earliest permitted date and cause to be deposited with an appropriate trust company or bank, for the credit of the holders of the Preference Stock, sufficient funds to be paid to such holders for redemption and retirement of all outstanding shares of Preference Stock as provided for herein, in the Certificate of Vote of Directors that established the Preference Stock and in the Company's Articles of Organization. In such case Parent shall transfer to the Company immediately prior to such deposit the amount thereof in exchange for the issuance to it by the Company of that number of shares of Company Common Stock equal to the amount of such deposit divided by the Total Merger Consideration. Parent may decide whether to deliver any request under this Section 5.16(c) in its sole discretion, and, notwithstanding any other provision of this Agreement (including Section 5.20) shall not be obligated to do so even if redemption of the Preference Stock would cause satisfaction of a condition set forth in
Article VI or Article VII that otherwise would not be satisfied.

            SECTION 5.17.  Material Contracts.  The Company shall not enter
                           -------------------
into any material modification or amendment concerning any Material Contract listed on Schedule 2.11(a) or 2.11(b) without the consent of Parent, which consent shall not be unreasonably withheld. Immediately after the Closing, Parent shall cause the Surviving Corporation to pay the outstanding principal amount (and accrued interest thereon) owed by the Company under each Material Contract set forth on Schedule 2.11(b).

            SECTION 5.18.  Tax Matters.  Promptly after the request of
                           ------------
Parent and in any event no later than three months from the date of such request, the Company shall provide to Parent true, complete and correct (in all material respects) copies of (a) a schedule setting forth the deferred intercompany gain account, and the excess loss account of each of its Subsidiaries, and (b) a schedule setting forth the Federal income tax basis for the stock of each of the Subsidiaries except those Subsidiaries for which such information cannot be obtained after due inquiry.

            SECTION 5.19.  Dividend Payments.  The Company shall declare
                           ------------------
and pay or set apart for payment accumulated dividends on the 5% Stock to the extent required such that the holders of 5% Stock shall not at any time be entitled to vote pursuant to paragraph (d) of Article IV of the Company's Articles of Organization. The Company shall not declare or pay or set apart for payment any accumulated dividends on the Preference Stock, except that after the Consummation of the Offer the Company may declare and make such payment to the extent required to prevent holders of Preference Stock from at any time being entitled to vote pursuant to subparagraph (8) of the Company's Certificate of Vote of Directors Establishing a Series of a Class of Stock with respect to the Preference Stock.

            SECTION 5.20.  Satisfaction of Conditions.  The Company, Parent
                           ---------------------------
and Acquisition Sub shall each take all reasonable actions that may be required to satisfy the conditions set forth in Article VI and Article VII hereof, respectively.

            SECTION 5.21.  Directors.  Subject to compliance with
                           ----------
applicable law (including Section 14(f) of the Exchange Act), upon the acquisition by Acquisition Sub of at least a majority of the outstanding Common Stock pursuant to the Offer, Acquisition Sub shall be entitled to designate at least a majority of the members of the Board of Directors of the Company, and the Company and its Board of Directors shall, at such time, take any and all such action (including to increase the size of the Board of Directors or to use its best efforts to cause directors to resign) needed to cause a sufficient number of Acquisition Sub's designees to be appointed to the Company's Board of Directors that such designees shall constitute such majority (any director so designated by Acquisition Sub, a "Designated Director"). It is understood that immediately after the acquisition by Acquisition Sub of at least a majority of the outstanding Common Stock pursuant to the Offer (x) the Company's Board of Directors shall consist of seven members, (y) the initial designees of Acquisition Sub to the Company's Board of Directors are expected to be Michel L. Besson, Peter R. Dachowski, Thomas A. Decker and James E. Hilyard and (z) the remaining members of the Company's Board of Directors are expected to be Robert P. Bass, Jr., Richard C. Maloof and Joseph D. Vecchiolla. In the event that, after the acquisition by Acquisition Sub of at least a majority of the outstanding Common Stock pursuant to the Offer and prior to the Effective Time, the number of members of the Board of Directors increases (including pursuant to the provisions of the Preference Stock and the 5% Stock), the Company and its Board of Directors shall, at such time, take any and all such additional action (including to increase the size of the Board of Directors, to use its best efforts to cause additional directors to resign and to appoint additional designees of Acquisition Sub) needed to cause a sufficient number of Acquisition Sub's designees to be appointed to the Board of Directors that such designees shall then constitute at least a majority of the members of the Board of Directors. The parties hereto shall use their respective best efforts to cause at least three members of the Company's Board of Directors at all times prior to the Effective Time to be Continuing Directors. "Continuing Director" means (a) any member of the Company's Board of Directors on the date of this Agreement,
(b) any member of the Company's Board of Directors who is not an employee or director or affiliate of, and not a Designated Director or other nominee of, Acquisition Sub or Parent or their respective Subsidiaries, and (c) any successor of a Continuing Director who is (i) not an employee or director or affiliate of, and not a Designated Director of other nominee of, Acquisition Sub or Parent or their respective Subsidiaries and (ii) recommended to succeed such Continuing Director by at least a majority of the then Continuing Directors.


                               ARTICLE VI

               Conditions to the Obligations of Parent
               ---------------------------------------
                         and Acquisition Sub
                         -------------------

            Each and every obligation of Parent and Acquisition Sub under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by Parent and Acquisition Sub except as otherwise provided by law, provided that,
                                               --------
upon the Consummation of the Offer, each of the following conditions (other than the conditions set forth in Section 6.03(b) and (d) and 6.04(b)) shall be deemed waived by Parent and Acquisition Sub:

            SECTION 6.01.  Representations and Warranties True.  The
                           ------------------------------------
representations and warranties of the Company contained in this Agreement (without regard to any information provided under Section 5.04) that are qualified as to materiality shall be true and correct, and the representations that are not so qualified shall be true and correct in all material respects, in each case on and as of the date hereof and on and as of the Effective Date, and between the date hereof and the Effective Date there shall not have been any event or change in circumstance causing or reasonably anticipated to cause in the future any Material Adverse Effect.

            SECTION 6.02.  Company's Performance.  Each of the obligations
                           ----------------------
of the Company to be performed by it on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed or complied with in all material respects by the Closing.

            SECTION 6.03.  Authorization of Merger.  (a)  All corporate
                           ------------------------
action necessary by the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the Offer and the Merger) shall have been duly and validly taken, and the Company and Acquisition Sub shall have full right and power to merge on the terms provided herein.

            (b) The holders of the Company Common Stock and of the Preference Stock shall have duly approved the Merger at the Special Meeting called for that purpose (other than if such approval shall not have occurred solely due to the breach by Parent or Acquisition Sub of Section 5.02(e)).

            (c) All consents, approvals and authorizations from third Persons and Governmental Authorities identified on Schedule 2.05 and Schedule 2.11(b) required to consummate the transactions contemplated by this Agreement shall have been obtained.

            (d) All applicable waiting periods under the HSR Act shall have expired or been terminated.

            SECTION 6.04.  Absence of Litigation.  (a)  There shall not be
                           ----------------------
pending or threatened any suit, action or proceeding by any Governmental Authority (i) challenging the acquisition by Parent or Acquisition Sub of any shares of Company Common Stock or Preference Stock, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, Parent or Acquisition Sub any damages related to the Merger or the other transactions contemplated hereby that are material in relation to the Company and its Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective

Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent or Acquisition Sub to acquire or hold, or exercise full rights of ownership of, any shares of Surviving Corporation Common Stock, (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or its Subsidiaries or of Parent and its Subsidiaries or (v) which otherwise is reasonably likely to have a Material Adverse Effect.

            (b) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order or legal restraint or prohibition enacted, entered, promulgated, enforced, issued or deemed applicable to the Merger or the transactions contemplated thereby, or any other action shall be taken by any Governmental Authority or court, in each case preventing the consummation of the Merger or the transactions contemplated thereby, shall be in effect.

            SECTION 6.05.  Directors.  All directors of the Company whose
                           ----------
resignation is requested by Parent at least five days before the Closing Date will have submitted their resignations as directors effective as of the Closing Date.

            SECTION 6.06.  Dissenting Shares.  No more than ten percent of
                           ------------------
the issued and outstanding shares of any class of equity securities of the Company entitled to dissenters rights as of the Closing Date shall be Dissenting Shares entitled to receive the Dissenting Consideration as provided in Section 1.12 hereof.

            SECTION 6.07.  Options.  Each outstanding Option issued under
                           --------
the 1982 Stock Option Plan, the 1992 Stock Option Plan and the Director Option Plan shall have been amended as contemplated by Section 1.14.

            SECTION 6.08.  Certificates.  The Company shall have furnished
                           -------------
Parent with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VI as may be reasonably requested by Parent. The form and substance of all opinions, certificates and other documents hereunder shall be satisfactory in all reasonable respects to Parent and its counsel.

                               ARTICLE VII

            Conditions to the Obligations of the Company
            --------------------------------------------

            Each and every obligation of Company under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by the Company except as otherwise provided by law, provided that, upon the Consummation of the
                           --------
Offer, each of the following conditions (other than the conditions set forth in Sections 7.03 and 7.04) shall be deemed waived by the Company:

            SECTION 7.01.  Representations and Warranties True.  The
                           ------------------------------------
representations and warranties of Parent and Acquisition Sub contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations that are not so qualified shall be true and correct in all material respects, in each case on and as of the date hereof and on and as of the Effective Date.

            SECTION 7.02.  Parent's and Acquisition Sub's Performance.
                           -------------------------------------------
Each of the obligations of Parent and Acquisition Sub to be performed by them on or before the Closing Date pursuant to the terms hereof shall have been duly performed and complied with in all material respects by the Closing.

            SECTION 7.03.  Authorization of Merger.  (a)  All corporate
                           ------------------------
action necessary by Acquisition Sub and Parent to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken, and Acquisition Sub shall have full right and power to merge on the terms provided herein. The Company's stockholders shall have approved the Merger at the Special Meeting called for that purpose.

            (b) All consents, approvals and authorizations from third Persons and Governmental Authorities identified on Schedule 2.05 required to consummate the transactions contemplated by this Agreement shall have been obtained.

            (c) All applicable waiting periods under the HSR Act shall have expired or been terminated.

            SECTION 7.04.  Absence of Litigation.  No Judgment shall have
                           ----------------------
been entered by a Governmental Authority with proper jurisdiction and not revised prohibiting the Merger, and no Legal Action shall have been instituted by any Governmental Authority challenging the Merger which if successful would prohibit the consummation of the Merger.

            SECTION 7.05.  Certificates.  Parent and Acquisition Sub shall
                           -------------
have furnished Company with such certificates of their respective officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Company. The form and substance of all certificates and other documents hereunder shall be satisfactory in all reasonable respects to Company and its counsel.


                                 ARTICLE VIII

                                    Closing
                                    -------

            SECTION 8.01.  Time and Place.  Subject to the provisions of
                           ---------------
Articles VI, VII and IX hereof, the closing (the "Closing") of the Merger shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019 at 9:30 a.m., local time, on a date (the "Closing Date") which is to be:

            (a) as soon as practicable after the latest to occur of the date by which the stockholders of the Company shall have approved the Merger pursuant to Section 5.03, the date of expiration or termination of any waiting period, including any extensions thereof, which may be applicable to the Merger under the provisions of the HSR Act, or the date of satisfaction of all other conditions to the Closing set forth herein the satisfaction of which is not waived other than conditions that, by their terms, are to be satisfied on the Closing Date; or

            (b) such other place, at such other time, or on such other date as Parent, Acquisition Sub and the Company may mutually agree upon for the Closing to take place.

            The Closing Date shall be the Effective Date.

            SECTION 8.02.  Deliveries at the Closing.  Subject to the
                           --------------------------
provisions of Articles VI, VII and IX hereof, at the Closing:

            (a) If the Consummation of the Offer shall not have occurred, there shall be delivered to Parent, Acquisition Sub and the Company the certificates and other documents and instruments required to be delivered under Articles VI and VII hereof.

            (b) Parent, Acquisition Sub and Company shall cause the Articles of Merger to be filed in accordance with the provisions of the MBCL and shall take any and all other lawful actions and do any and all other lawful things necessary to effect the Merger and to cause the Merger to become effective.


                               ARTICLE IX

              Termination and Abandonment of the Merger
              -----------------------------------------

            SECTION 9.01.  Termination.  (a)  Unless the Consummation of
                           ------------
the Offer shall have occurred and Designated Directors shall constitute at least a majority of the members of the Board of Directors of the Company, this Agreement shall be terminated, and the Merger abandoned, if the stockholders of the Company fail to approve the Merger as contemplated by Section 5.03 hereof.

            (b) Notwithstanding approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company or by the sole stockholder of Acquisition Sub, this Agreement may be terminated, and the Offer and the Merger abandoned, at any time prior to the Effective Date:

            (i) by the mutual consent of Parent, Acquisition Sub and the Company; or

            (ii) unless the Consummation of the Offer shall have occurred and Designated Directors shall constitute at least a majority of the members of the Board of Directors of the Company, by Parent, Acquisition Sub or the Company at any time after September 30, 1996; or

            (iii) by Parent or Acquisition Sub, (A) if the Offer terminates without any shares being accepted for payment due to (x) failure of the Minimum Condition or (y) any of the other conditions set forth in Exhibit A hereto (other than solely paragraph (c) thereto) shall have become impossible to fulfill and shall not have been waived, (B) if any of the conditions set forth in Article VI hereof shall become impossible to fulfill and shall not have been waived or deemed waived in accordance with the terms of this Agreement (it being understood that with respect to Section 6.04(b) any condition therein relating to an order, injunction or judicial decree shall be deemed not to have become impossible to fulfill until such order, injunction or decree shall have become final and non-appealable) or (C) if the Board of Directors pursuant to Section 5.12(b) withdraws or modifies its approval or recommendation of this Agreement, the Offer or the Merger; or

            (iv) by the Company, if any of the conditions set forth in Article VII hereof shall become impossible to fulfill, and shall not have been waived in accordance with the terms of this Agreement; or

            (v) unless the Consummation of the Offer shall have occurred and Designated Directors shall constitute at least a majority of the members of the Board of Directors of the Company, by Parent or Acquisition Sub if the Company fails to perform in any material respect any of its obligations hereunder or breaches in any material respect any provision hereof, and the Company has failed to perform such obligation or cure such breach, within 10 days of its receipt of written notice thereof from Parent or Acquisition Sub, and such failure to perform shall not have been waived in accordance with the terms of this Agreement;

            (vi) by the Company if Parent or Acquisition Sub fails to perform in any material respect any of its obligations hereunder or breaches in any material respect any provision hereof, and Parent and Acquisition Sub have failed to perform such obligation or cure such breach, within 10 days of its receipt of written notice thereof from the Company, and such failure to perform shall not have been waived in accordance with the terms of this Agreement;

            (vii) by the Company if (A) the Board of Directors pursuant to
      Section 5.12(b) withdraws or modifies its approval or recommendation of this Agreement, the Offer or the Merger and (B) the Company pays Parent all Expenses and the Alternate Transaction Fee in cash, in each case as provided in Section 10.01(b); or

            (viii) by the Company if Acquisition Sub (A) shall have failed to commence the Offer within the time required under the Exchange Act or (B) shall have failed to pay for any Company Common Stock or Preference Stock accepted for payment pursuant to the Offer and, in the case of clause
      (B), Acquisition Sub shall have failed to make such payment within three business days of receipt of written notice thereof from the Company.

            SECTION 9.02.  Effect of Termination.  (a)  In the event of the
                           ----------------------
termination and abandonment of this Agreement and the Merger:

            (i) this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except Section 5.01(b) shall survive and except as provided in Article X hereof; provided that, except as provided in
                           -------- ----
      Sections 9.02(b) and 9.02(c), each party shall have the right to bring suit against any other party for any breach of this Agreement; and except that if the Company has called the Preference Stock for redemption pursuant to a request by the Purchaser pursuant to Section 5.16, Parent's obligation to purchase, and the Company's obligation to sell, shares of Common Stock pursuant to such Section on the terms set forth therein shall survive; and

            (ii) each party will redeliver all documents, work papers and other material and all copies thereof of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same and, at the request of any other party, will destroy any analyses, compilations, studies or other documents prepared using such furnished information.

            (b) Notwithstanding any provisions to the contrary herein, the sole remedy of Parent or Acquisition Sub for a breach by the Company of any representation or warranty set forth in Article II of this Agreement shall be the termination of this Agreement (if permitted by Section 9.01) unless such breach was made with the actual knowledge of the President and Chief Executive Officer of the Company, the Vice President of Finance and Administration of the Company or the General Counsel of the Company, after due inquiry of other managerial employees of the Company who would be reasonably expected to have knowledge as to the matter represented (a "Company Willful Misrepresentation").

            (c) Notwithstanding any provisions to the contrary herein, the sole remedy of the Company for a breach by Parent or Acquisition Sub of any representation or warranty set forth in Article III or IV, respectively, of this Agreement shall be the termination of this Agreement (if permitted by Section 9.01) unless such breach was made with the actual knowledge of the President, Executive Vice President or Senior Vice President of Parent, after due inquiry of other managerial employees of Parent who would be reasonably expected to have knowledge as to the matter represented (a "Parent Willful Misrepresentation").

            SECTION 9.03.  Procedure for Termination and Amendment.  A
                           ----------------------------------------
termination of this Agreement pursuant to Section 9.01 or an amendment of this Agreement in accordance with Section 10.07 shall, in order to be effective, require in the case of the Company action by its Board of Directors or the duly authorized designee of its Board of Directors. In the event that Acquisition Sub's designees are appointed or elected to the Board of Directors of the Company as provided in Section 5.21, after the Consummation of the Offer and prior to the Effective Time, the affirmative vote of at least a majority of the Continuing Directors shall be required for the Company to agree to amend, waive compliance with or terminate this Agreement.

                                   ARTICLE X

                                 Miscellaneous
                                 -------------

            SECTION 10.01.  Expenses; Alternate Transaction Fee.  (a)
                            ------------------------------------
Except as provided by Section 10.01(b), (c) or (d) each of the parties hereto shall bear its own costs, fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Prior Agreement and the consummation of the transactions contemplated hereby, including, without limitation, fees, commissions and expenses (including, without limitation, all filing, printing, copying, mailing, telephone, transportation and delivery charges) payable to brokers, finders, investment bankers, consultants, exchange or transfer agents, attorneys, accountants and other professionals, whether or not the Consummation of the Offer occurs or the Merger is consummated.

            (b) If the Board of Directors of the Company pursuant to Section 5.12(b) wishes to withdraw or adversely modify its approval or recommendation of this Agreement, the Offer or the Merger, prior to exercising its rights under Section 5.12(b), the Company shall pay in same day funds to Parent: (i) its Expenses incurred to date and thereafter shall pay in same day funds to Parent within one business day after demand therefor all subsequently incurred Expenses, provided, that the Company shall not be obligated hereunder to
          --------
pay any such Expenses to the extent they exceed an aggregate of $1 million and
(ii) an alternative transaction fee of $1.5 million (the "Alternate Transaction Fee"). For purposes of Sections 10.01(b) and (c), "Expenses" shall mean all out-of-pocket fees and expenses (including without limitation all travel expenses and all fees and expenses of counsel, investment banking firms, accountants, experts and consultants to Parent or Acquisition Sub) incurred or paid by or on behalf of Parent or Acquisition Sub during or after 1994 in connection with or leading to this Agreement, the transactions contemplated hereby, and performing or securing the performance of the obligations of the parties hereunder, including, without limitation, such fees and expenses related to preparation and negotiation of documentation and conducting due diligence. Parent shall within 36 hours after request therefor advise the Company of an estimate of its Expenses if the Company wishes to exercise its rights under Section 5.12(b).

            (c)  In the event a takeover proposal from a party other than
Parent or one of its affiliates is received by the Company or publicly disclosed prior to the expiration of the Offer (or in the case of clauses (B) and (C), prior to the Special Meeting) or, if earlier, termination of this Agreement, and (A) at the scheduled expiration date of the Offer a sufficient number of shares of Company Common Stock and Preference Stock shall not have been tendered or redeemed to satisfy the Minimum Condition, (B) at the Special Meeting the required approval of the Merger by the Company's stockholders is not obtained, or (C) this Agreement is terminated (other than by the Company pursuant to Section 9.01(vi)) prior to a vote on the Merger at the Special Meeting, unless the Consummation of the Offer shall have occurred the Company shall pay in same day funds to Parent within two business days after the earlier of such expiration date, Special Meeting or termination of this Agreement (i) all Expenses incurred to date and thereafter will pay in same day funds to Parent within one business day after demand therefor all subsequently incurred Expenses, provided, that the Company shall not be obligated hereunder
                   --------
to pay any such Expenses to the extent they exceed an aggregate of $1 million, and (ii) the Alternate Transaction Fee.

            (d) In the event this Agreement is terminated, the Offer is terminated or the Merger does not occur (i) solely due to a breach by Parent or Acquisition Sub of any of its covenants or obligations hereunder or due to a Parent Willful Misrepresentation or (ii) solely due to a breach by the Company of any of its covenants or obligations hereunder or due to a Company Willful Misrepresentation, then in the case of a termination pursuant to clause (i) above, Parent and Acquisition Sub shall promptly pay to the Company, and in the case of termination pursuant to clause (ii) above, the Company shall promptly pay to Parent and Acquisition Sub, in same day funds all Expenses incurred to date (after giving credit for any reimbursement already made under Section 10.01(b) or (c)) and thereafter shall pay in same day funds within one business day after demand therefor all subsequently incurred Expenses. For purposes of this paragraph 10.01(d) "Expenses" shall mean all out-of-pocket fees and expenses (including without limitation all travel expenses and all fees and expenses of counsel, investment banking firms, accountants, experts and consultants to Parent or the Company, as the case may be) incurred or paid by or on behalf of Parent, Acquisition Sub or the Company, as the case may be, during or after 1994 in connection with or leading to this Agreement, the transactions contemplated hereby, and performing or securing performance of the obligations of the parties hereunder, including, without limitation, such fees and expenses related to preparation and negotiation of documentation and conducting due diligence. This Section shall not limit damages that would otherwise be recoverable for breaches hereunder.

            SECTION 10.02.  Non-Survival of Representations and Warranties.
                            -----------------------------------------------
The respective representations and warranties, obligations, covenants and agreements of the Company, Parent and Acquisition Sub contained herein or in any Schedule, certificate or letter delivered pursuant hereto (other than those contained in Section 10.01 hereof and those which by their terms extend beyond the Effective Date or termination of this Agreement) shall expire with, and be terminated and extinguished by the effectiveness of the Merger and shall not survive the Effective Date or, if earlier, the date of termination of this Agreement pursuant to Article IX hereof.

            SECTION 10.03.  Headings.  The descriptive headings of the
                            ---------
several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement and shall not in any manner affect the meaning or interpretation of the terms of this Agreement.

            SECTION 10.04.  Notices.  (a)  Any notices or other
                            --------
communications required or permitted hereunder shall be addressed as follows:

            If to Parent or Acquisition Sub to:

                  CertainTeed Corporation
                  750 E. Swedesford Road
                  Valley Forge, Pennsylvania 19482
                  Attn:  Thomas A. Decker, Esq.
                         Executive Vice President and
                         General Counsel
                  Tel: (610) 341-7424
                  Fax: (610) 341-7087

                  Cravath, Swaine & Moore
                  825 Eighth Avenue
                  New York, New York 10019
                  Attn:  Philip A. Gelston
                  Tel: (212) 474-1548
                  Fax: (212) 474-3700

            If to the Company to:

                  Bird Corporation
                  1077 Pleasant Street
                  Norwood, Massachusetts 02062-6714
                  Attn:  President
                  Tel: (617) 461-1414
                  Fax: (617) 461-1619

                  Copy to:

                  Bart Friedman, Esq.
                  Cahill Gordon & Reindel
                  80 Pine Street
                  New York, NY 10005
                  Tel: (212) 701-3000
                  Fax: (212) 269-5420

or such other address as shall be furnished in writing by either party in accordance with this Section 10.04, and any such notice or communication shall be deemed to have been given as of the date so mailed.


            (b) Notices or other communications shall be deemed given (i) if delivered personally, upon delivery, (ii) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three business days after being mailed, (iii) if delivered by overnight courier or similar service, upon delivery, or (iv) if given by fax, upon confirmation of transmission by fax; provided that if such notice or other communications would be otherwise deemed given on a day which is not a business day, the delivery shall be deemed given the first business day following such day.

            SECTION 10.05.  Assignment.  This Agreement and all of the
                            -----------
provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, either in whole or in part, without the prior written consent of the other parties hereto.

            SECTION 10.06.  Complete Agreement.  This Agreement, including
                            -------------------
the Schedules, exhibits and other writings referred to herein or delivered pursuant hereto, contains the entire understanding among the parties with respect to the Offer, the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto, including the Prior Agreement, except for the Confidentiality Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein.

            SECTION 10.07.  Amendments and Waivers.  (a)  Subject to the
                            -----------------------
provisions contained in Articles VI and VII hereof and subject to Section 9.03, at any time prior to the Effective Date if authorized by their respective Boards of Directors and to the extent permitted by law, the parties hereto may, by written agreement, modify, amend, or supplement any term or provision of this Agreement. Any written instrument or agreement referred to in this paragraph shall be validly and sufficiently authorized for the purposes of this Agreement if signed on behalf of the Company, Parent and Acquisition Sub by a person authorized to sign this Agreement on their behalf.

            (b) This Agreement may be amended at any time only by a written instrument executed by the Company, Parent and Acquisition Sub. No delay on the part of any party hereto in exercising any right hereunder shall operate as a waiver of such right, nor shall any waiver, express or implied, by any party hereto of any right hereunder or of any failure to provide and perform hereunder or breach hereof by either party hereto constitute or be deemed to constitute a waiver of any other failure to provide and perform hereunder or breach hereof by any party hereto whether of a similar or dissimilar nature thereto.

            SECTION 10.08.  Counterparts.  This Agreement may be executed
                            -------------
in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

            SECTION 10.09.  Governing Law.  EXCEPT AS TO THE PROVISIONS OF
                            --------------
SECTIONS 1.03 THROUGH 1.14 (WHICH SHALL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS), THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS RULES) AS TO ALL MATTERS, INCLUDING, BUT NOT LIMITED TO, MATTERS OF VALIDITY, CONSTRUCTION, EFFECT AND PERFORMANCE.

            SECTION 10.10.  Accounting Terms.  All accounting terms used
                            -----------------
herein that are not expressly defined in this Agreement shall have the meanings given to them in accordance with GAAP.

            SECTION 10.11.  Parties.  Nothing in this Agreement is intended
                            --------
to confer any rights or remedies under or by reason of this Agreement on any persons or entities other than the parties hereto and their respective successors and permitted assigns in accordance with Section 10.05 hereof, except for the provisions of Section 5.15. Without limiting the foregoing, no third Person shall be a beneficiary of any provision of this Agreement, except for the provisions of Section 5.15.

            IN WITNESS WHEREOF, each of Parent, Acquisition Sub and the Company has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the day and year first above written.


                                    BIRD CORPORATION,

                                      by

                                         ---------------------------
                                         Name:  Joseph D. Vecchiolla
[Seal]                                   Title: Chairman


                                      by

                                         ---------------------------
                                         Name:  Frank Anthony
                                         Title: Vice President


                                      by

                                         ---------------------------
                                         Name:  Elizabeth Arcieri
                                         Title: Treasurer


                                    CERTAINTEED CORPORATION,

                                      by

                                         ---------------------------
                                         Name:  James E. Hilyard
                                         Title: Vice President

                                    BI EXPANSION CORP.,

                                      by

                                         ---------------------------
                                         Name:  James E. Hilyard
[Seal]                                   Title: Vice President


                                      by

                                         ---------------------------
                                         Name:  John R. Mesher
                                         Title: Assistant Treasurer

                                                               EXHIBIT A
                       Conditions to the Offer
                       -----------------------


            Notwithstanding any other term of the Offer or this Agreement, Acquisition Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, to pay for any shares of Company Common Stock or Preference Stock tendered pursuant to the Offer unless, (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of shares of Company Common Stock that would constitute at least 66-2/3% of the outstanding shares (determined on a fully diluted basis) of Company Common Stock, (ii) either (x) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of shares of Preference Stock that would constitute at least 66-2/3% of the outstanding shares of Preference Stock or (y) the Purchaser shall have elected to cause the Company to call for redemption the Preference Stock pursuant to Section 5.16 (clauses (i) and (ii) together being the "Minimum Condition"), (iii) any waiting period under the HSR Act applicable to the purchase of shares of Company Common Stock and Preference Stock pursuant to the Offer shall have expired or been terminated and (iv) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority required or necessary in connection with the Offer, the Merger and this Agreement and the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect. Furthermore, notwithstanding any other term of the Offer or this Agreement, Acquisition Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock or Preference Stock not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the Consummation of the Offer, any of the following conditions exist:

            (a) The representations and warranties of the Company contained in this Agreement (without regard to any information provided under Section 5.04) that are qualified as to materiality shall not be true and correct, and the representations that are not so qualified shall not be true and correct in all material respects, in each case on and as of the date hereof and on and as of the date of the scheduled expiration of the Offer.

            (b) Any of the obligations of the Company to be performed by it on or before the date of the scheduled expiration of the Offer pursuant to the terms of this Agreement shall not have been duly performed or complied with in all material respects by that date.

            (c) Since the Balance Sheet Date, there shall have occurred (or it shall be reasonably expected that there will be) any event, change or circumstance causing, or reasonably anticipated to cause in the future, any Material Adverse Effect.

            (d) Any consents, approvals and authorizations from third Persons and Governmental Authorities identified on Schedule 2.05 and Schedule 2.11(b) required to consummate the transactions contemplated by this Agreement shall not have been obtained.

            (e) There shall be pending or threatened any suit, action or proceeding by any Governmental Authority (i) challenging the acquisition by Parent or Acquisition Sub of any shares of Company Common Stock or Preference Stock, seeking to restrain or prohibit the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, Parent or Acquisition Sub any damages related to the Offer, the Merger or the other transactions contemplated hereby that are material in relation to the Company and its Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Offer, the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent or Acquisition Sub to acquire or hold, or exercise full rights of ownership of, any shares of Surviving Corporation Common Stock, (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or its Subsidiaries or of Parent and its Subsidiaries or (v) which otherwise is reasonably likely to have a Material Adverse Effect.

            (f) There shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Authority or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (e) above.

            (g) The Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Offer, the Merger or this Agreement or resolved to take any of such actions.

            (h) The Agreement shall have been terminated in accordance with its terms.

            The foregoing conditions are for the sole benefit of Acquisition
Sub and Parent and may, subject to the terms of the Agreement, be waived by Acquisition Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                       EXHIBIT B



                                FEDERAL IDENTIFICATION    FEDERAL IDENTIFICATION
                                NO. Applied For           NO. 04-3082903
                                    ------------------        ------------------
                                    BI Expansion              Bird Corporation


                       THE COMMONWEALTH OF MASSACHUSETTS

                            William Francis Galvin
                         Secretary of the Commonwealth
             One Ashburton Place, Boston, Massachusetts 02108-1512

                              ARTICLES OF MERGER
                   (General Laws, Chapter 156B, Section 78)


Merger of                               BI Expansion Corp. and
                                        ---------------------------------------
                                        Bird Corporation
                                        ---------------------------------------

                                        ---------------------------------------

                                        ---------------------------------------

                                              the constituent corporations, into

                                        Bird Corporation
                                        ---------------------------------------
                                        one of the constituent corporations.

The undersigned officers of each of the constituent corporations certify under the penalties of perjury as follows:

1. An agreement of merger has been duly adopted in compliance with the requirements of General Laws, Chapter 156B, Section 78, and will be kept as provided by Subsection (d) thereof. The surviving corporation will furnish a copy of said agreement to any of its stockholders, or to any person who was a stockholder of any constituent corporation, upon written request and without charge.

2. The effective date of the merger determined pursuant to the agreement of merger shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing:

3. (For a merger)
The following amendments to the Articles of Organization of the surviving corporation have been effected pursuant to the agreement of merger:

Article II of the Articles of Organization of Bird Corporation has been replaced in its entirety by the following amendment:
        The purpose of the corporation is to engage in the following business activities:
           To acquire, hold for investment, or sell securities of corporations and any other type of real or personal property and to engage in and carry on any other business or activity permitted to be conducted by a corporation organized under Chapter 156B of Massachusetts General Laws.

(For a consolidation)
(a) the purpose of the resulting corporation is to engage in the following business activities:

Not Applicable.


(b) State the total number of shares and the par value, if any, of each class of stock which the resulting corporation is authorized to issue.

Not Applicable.

- --------------------------------------------------------------------------------
       WITHOUT PAR VALUE                            WITH PAR VALUE
- --------------------------------------------------------------------------------
 TYPE          NUMBER OF SHARES     TYPE         NUMBER OF SHARES     PAR VALUE
- --------------------------------------------------------------------------------
Common:                            Common:
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
Preferred:                         Preferred:
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

**(c) If more than one class of stock is authorized, state a distinguishing designation for each class and provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of each class and of each series then established.

Not Applicable.

**(d) The restrictions, if any, on the transfer of stock contained in the agreement of consolidation are:

Not Applicable.

**(e) Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

Not Applicable.


**If there are no provisions state "None".

4. The information contained in Item 4 is not a permanent part of the Articles of Organization of the *surviving corporation.

(a) The street address of the *surviving corporation in Massachusetts is: (post office boxes are not acceptable)
    c/o CT Corporation System,
        2 Oliver Street, Boston, MA 02109

(b) The name, residential address, and post office address of each director and officer of the *surviving corporation is:

                NAME               RESIDENTIAL ADDRESS      POST OFFICE ADDRESS
President:   Peter R. Dachowski     321 Woodmont Circle     Same
                                    Berwyn, PA 19312

Treasurer:   James F. Harkins, Jr.  27 Meadow Creek Lane    Same
                                    Glenmoore, PA 19343

Clerk:       John R. Mesher         128 Aspen Drive         Same
                                    Downington, PA 19335

Directors:   Peter R. Dachowski     See Above               See Above
             Thomas A. Decker       319 Chester Road        Same
                                    Devon, PA 19333





(c) The fiscal year (i.e. tax year) of the *surviving corporation shall end on the last day of the month of: December

(d) The name and business address of the resident agent, if any, of the *surviving corporation is:
    CT Corporation System
    2 Oliver Street, Boston,
    MA 02109

The undersigned officers of the several constituent corporations listed above further state under the penalties of perjury as to their respective corporations that the agreement of *merger has been duly executed on behalf of such corporation and duly approved by the stockholders of such corporation in the manner required by General Laws, Chapter 156B, Section 78.

Frank S. Anthony
- ---------------------------------------------------,  *Vice President

Frank S. Anthony
- ---------------------------------------------------,    *Clerk
of Bird Corporation
- --------------------------------------------------------------------------------
                       (Name of constituent corporation)

John R. Mesher
- ---------------------------------------------------, *Vice President

John R. Mesher
- ---------------------------------------------------,    *Clerk

of BI Expansion Corp.
- --------------------------------------------------------------------------------
                       (Name of constituent corporation)

                       THE COMMONWEALTH OF MASSACHUSETTS

                     ARTICLES OF *CONSOLIDATION / *MERGER
                   (General Laws, Chapter 156B, Section 78)


                  ===========================================

    I hereby approve the within Articles of *Consolidation / *Merger and the filing fee in the amount of $_________________, having been paid said articles are deemed to have been filed with me this ___________ day of ____________________ , 19___.


    Effective date: _____________________________________




                            WILLIAM FRANCIS GALVIN
                         Secretary of the Commonwealth




                        TO BE FILLED IN BY CORPORATION
                     Photocopy of document to be sent to:

                          Cynthia A. Nastanski, Esq.
                      ----------------------------------
                            Cravath, Swaine & Moore
                               825 Eighth Avenue
                      ----------------------------------
                              New York, NY 10019
                      ----------------------------------
                      Telephone: (212) 474-1762
                                 -----------------------